UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Internap Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Internap Corporation
12120 Sunset Hills Road, Suite 330
Reston, VA 20190

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders,

We invite you to attend Internap Corporation’s 2019 Annual Meeting of Shareholders at The Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, VA 20191, on Thursday, June 6, 2019, at 9:00 a.m. local time. At the meeting, shareholders will be asked to vote upon the following proposals:

1.	To elect Gary M. Pfeiffer and Peter D. Aquino as directors of the Company, each to hold office until the 2022 Annual Meeting of Shareholders and until his successor is duly elected and qualified;
2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2019;
3.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers;
4.	To approve an amendment to the Internap Corporation 2017 Stock Incentive Plan to increase the number of shares of common stock available for issuance pursuant to future awards made under the plan by 1,300,000 shares and certain other changes;
5.	To approve the amendment and restatement of the Company’s Restated Certificate of Incorporation to integrate prior amendments and make other minor modifications; and
6.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You can vote at the annual meeting and any adjournment if you were a shareholder of record on April 8, 2019. Distribution of this proxy statement and enclosed proxy card or the Notice of Internet Availability of Proxy Materials to shareholders will begin on or about April ___, 2019.

By order of the Board of Directors,

/s/ Peter D. Aquino
Peter D. Aquino
President and Chief Executive Officer

Reston, Virginia
April ___, 2019

Your Vote is Important to Us. Even if You Plan to Attend the Annual Meeting in Person, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be Held on June 6, 2019.

Our proxy statement for the 2019 Annual Meeting of Shareholders and the Annual
Report to Shareholders for the fiscal year ended December 31, 2018 are available at
www.proxyvote.com

Internap Corporation 2019 Proxy Statement Summary

This summary does not contain all of the information you should consider. You should read the complete proxy statement before voting.

Date and Time: June 6, 2019 at 9:00 a.m. local time

Place: The Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, VA 20191

Record Date: April 8, 2019

Proposal 1: Election of Two Director Nominees for Three-Year Terms Expiring in 2022 The Board recommends a vote “FOR” all of the director nominees

Director Nominees

1.	Gary M. Pfeiffer: Former Chief Financial Officer of DuPont
2.	Peter D. Aquino: President & Chief Executive Officer of Internap Corporation
Proposal 2: Ratification of the Appointment of
BDO USA, LLP as the Independent Registered Public Accounting Firm
for our Fiscal Year Ending December 31, 2019
The Board recommends a vote “FOR” Proposal 2

Summary of Proposal

•	BDO USA, LLP was reappointed by our Audit & Finance Committee in February 2019.
•	Information about the audit fees paid in fiscal years 2018 and 2017 are on page 47.
Proposal 3: Advisory Resolution Approving Compensation of our Named Executive Officers The Board recommends a vote “FOR” Proposal 3

Summary of Proposal

•	We follow a “pay for performance” philosophy and maintain best practices in pay and corporate governance, summarized on pages 22 – 25 of this proxy statement.
•	Bonuses were earned under our 2018 Short-Term Incentive Plan and Long-Term Incentive Plan awards were earned as INAP met applicable financial performance targets for 2018.
•	Restricted stock was granted to our executive officers in 2018 under our Long-Term Incentive Plan with 50% of the award comprised of performance-based restricted stock and 50% of the award comprised of time-based restricted stock.
•	Summary Compensation Table is on page 41.

Proposal 4: Approval of Amendments to the Internap Corporation 2017 Stock Incentive Plan The Board recommends a vote “FOR” Proposal 4

Summary of Proposal

•	Increase the number of shares authorized under the 2017 Stock Incentive Plan by 1,300,000.
•	Provide for no repricing of stock awards through cancellation or surrender, whether voluntary or involuntary, without shareholder approval.
•	Summary of proposal 4 is on pages 49 – 55 and the Amended and Restated Internap Corporation 2017 Stock Incentive Plan is contained in Annex B to this proxy statement.
Proposal 5: Approval of the Amendment and Restatement of the Company’s
Restated Certificate of Incorporation to Integrate Prior Amendments and
Make Other Minor Modifications
The Board recommends a vote “FOR” Proposal 5

Summary of Proposal

•	Integrate prior amendments to the Company’s Restated Certificate of Incorporation.
•	Conforms provisions of the prior amendments to the Company’s Restated Certificate of Incorporation.
•	Includes other minor modifications to make the Company’s Restated Certificate of Incorporation clearer.
•	Summary of proposal 5 is on pages 56 – 58 and the Amended and Restated Certificate of Incorporation is contained in Annex C to this proxy statement.

Page
2019 Annual Meeting of Shareholders Information	1
Proposal 1: Election of Directors	5
Board and Committee Membership and Meetings	8
Corporate Governance	11
Non-Employee Director Compensation	15
Security Ownership of Certain Beneficial Owners and Officers and Directors	17
Performance Graph	19
Executive Officers	20
Compensation Discussion and Analysis	22
Pay Ratio Disclosure	39
Summary Compensation Table	41
Grants of Plan-Based Awards	42
Outstanding Equity Awards at Fiscal Year-End	43
Option Exercises and Stock Vested in 2018	44
Compensation Committee Report	44
Certain Relationships and Transactions	44
Audit & Finance Committee Report	45
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	47
Proposal 3: Advisory Resolution Approving Executive Compensation	48
Proposal 4: Approval of Amendments to the Internap Corporation 2017 Stock Incentive Plan	49
Proposal 5: Approval of the Amendment and Restatement of the Company’s Restated Certificate of Incorporation to Integrate Prior Amendments and Make Other Minor Modifications	56
Section 16(a) Beneficial Ownership Reporting Compliance	57
Additional Information	57
Annex A – Internap Corporation Non-Gaap Financial Measure Reconciliations	A-1
Annex B – Internap Corporation Amended and Restated 2017 Stock Incentive Plan	B-1
Annex C – Internap Corporation Amended and Restated Certificate of Incorporation	C-1

i

Internap Corporation
12120 Sunset Hills Road, Suite 330
Reston, VA 20190

2019 ANNUAL MEETING OF SHAREHOLDERS

June 6, 2019

PROXY STATEMENT

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the annual meeting. Unless the context indicates otherwise, references to “the Company” means Internap Corporation and its subsidiaries and “INAP,” “we”, “our” or “us” refer to the Company, including the Company’s management, Board or committees of the Board, as the case may be.

Information About the Proxy Materials and Our 2019 Annual Meeting of Shareholders

Q:	Why am I receiving these materials?
A:	Our Board is providing these proxy materials to you on the Internet or has delivered printed versions of these materials to you by mail in connection with its solicitation of proxies for use at the 2019 Annual Meeting of Shareholders, which will take place on June 6, 2019 at The Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, VA 20191, at 9:00 a.m. EST local time. You are invited to attend the annual meeting and are requested to vote upon the proposals described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and named executive officers and certain other important information. Our Annual Report to Shareholders for the year ended December 31, 2018, which includes our audited consolidated financial statements for the years ended December 31, 2018, 2017 and 2016, is included in these proxy materials. If you received printed versions of these materials by mail, these materials also include the proxy card for the annual meeting.
Q:	Why did I receive a Notice of Internet Availability in the mail instead of printed proxy materials as in previous years?
A:	For 2019, we are again using the Notice and Access process of providing proxy materials. In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials and the proxy card to all of our shareholders, we have elected to furnish such materials to certain of our shareholders by providing access to these documents over the Internet. On or about April [___], 2019, we sent a Notice of Internet Availability to such shareholders.

These shareholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost to print and distribute the proxy materials.

Q:	How can I get electronic access to the proxy materials?
A:	The Notice of Internet Availability provides you with instructions regarding how to view the proxy materials, vote your shares, request printed versions of the proxy materials and select the method of receiving proxy materials. Copies of the proxy materials are also available for viewing at www.proxyvote.com.
Q:	What proposals will be voted upon at the annual meeting?
A:	There are five proposals scheduled to be voted upon at the annual meeting:
•	election of Gary M. Pfeiffer and Peter D. Aquino as directors of the Company, each to hold office until the 2022 Annual Meeting of Shareholders and until his successor is duly elected and qualified;
•	ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2019;

•	approve, on a non-binding, advisory basis, the compensation of our named executive officers;
•	approve amendments to the Internap Corporation 2017 Stock Incentive Plan to, among other things, increase the number of shares of common stock available for issuance by 1,300,000; and
•	approve the amendment and restatement of the Company’s Restated Certificate of Incorporation to integrate prior amendments and make other minor modifications.

In addition, we will consider and vote upon such other business as may properly come before the annual meeting. We are not currently aware of any other matters to be considered and voted upon at the meeting.

Q:	How does Internap Corporation’s Board of Directors recommend that I vote?
A:	Your Board of Directors recommends that you vote your shares “FOR” each of the named director nominees; “FOR” ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2019; “FOR” the advisory resolution approving compensation of our named executive officers; “FOR” the amendments to the Internap Corporation 2017 Stock Incentive Plan; and “FOR” the amendment and restatement of the Company’s Restated Certificate of Incorporation.
Q:	Who may vote?
A:	You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 8, 2019. Each shareholder is entitled to one vote per share on each matter presented. As of April 8, 2019, there were approximately [____] shares of our common stock outstanding.
Q:	How do I vote before the annual meeting?
A:	We offer the convenience of voting by mail-in proxy, telephone or the Internet. See the enclosed proxy, or Notice of Internet Availability for voting instructions. If you properly sign and return the proxy in the form we have provided, or properly vote by telephone or the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.
Q:	What if I return my proxy, but do not provide voting instructions?
A:	If you specify a choice, your proxy will be voted as specified. If you return a signed proxy but do not specify a choice, your shares will be voted “FOR” each of the named director nominees; “FOR” ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2019; “FOR” the advisory resolution approving compensation of our named executive officers; “FOR” the amendments to the Internap Corporation 2017 Stock Incentive Plan; and “FOR” the amendment and restatement of the Company’s Restated Certificate of Incorporation.

In all cases, your proxy will be voted in the discretion of the individuals named as proxies on the proxy card with respect to any other matters that may come before the annual meeting.

Q:	Can I change my mind after I vote?
A:	You may revoke your proxy and change your vote at any time before the polls close at the annual meeting by voting again via the Internet or by telephone, by completing, signing, dating, and returning a new proxy card form with a later date, or by attending the annual meeting and voting in person. Only your latest dated proxy we receive at or prior to the annual meeting will be counted. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting before the polls close and specifically request that your prior proxy be revoked by delivering to our Corporate Secretary a written notice of revocation prior to the annual meeting.
Q:	How can I vote my shares in person at the annual meeting?
A:	Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting in person, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in “street name” through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	What is the quorum requirement for the annual meeting?
A:	The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. If a registered shareholder indicates on his or her proxy card that the shareholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the shareholder wishes to abstain from voting, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present.
Q:	What is the voting requirement to approve each of the proposals?
A:	The voting requirements to approve the proposals are as follows:
•	Election of Directors: Directors must be elected by a plurality of votes cast. This means that the individuals with the largest number of votes “For” are elected as directors up to the maximum number of directors to be chosen at the annual meeting.
•	Ratification of the appointment of BDO USA, LLP: Requires an affirmative vote of the majority of shares voting on the proposal.
•	Advisory resolution approving compensation of our named executive officers: Requires an affirmative vote of the majority of shares voting on the proposal.
•	Amendments to the Internap Corporation 2017 Stock Incentive Plan: Requires an affirmative vote of the majority of shares voting on the proposal.
•	Amendment and Restatement of the Company’s Certificate of Incorporation: Requires an affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares.
Q:	What are broker non-votes and what effect do they have on the proposals?
A:	Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote those shares.

If you do not vote your proxy and your shares are held in street name, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. On non-routine matters, if the brokerage firm has not received voting instructions from you, the brokerage firm cannot vote your shares on that proposal, which is considered a “broker non-vote.” Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the annual meeting. We believe that the proposal for the ratification of the appointment of our independent registered public accounting firm will be considered routine. We believe that all of the other proposals in this proxy statement will be considered non-routine. Accordingly, brokers that do not receive instructions will likely be entitled to vote on the ratification of the appointment of our independent registered public accounting firm at the annual meeting, but may not vote on the election of directors or on any other proposal in this proxy statement. Therefore, we encourage you to vote before the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

Q:	What does it mean if I receive more than one proxy or voting instruction card?
A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Q:	How are proxies being solicited and what is the cost?
A:	We will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, by the Internet or other electronic means or in person. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Additionally, we have retained Morrow Sodali to assist in the solicitation. We will pay Morrow Sodali a fee of approximately $4,000 for these services, and will reimburse their out-of-pocket expenses. We will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Q:	Where can I find the voting results of the annual meeting?
A:	We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K within four business days after the date of the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board currently consists of six members. Our Board is divided into three classes, with each class to be as nearly equal in number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year. In 2018, our Board decreased the size of the Board from nine to six, as part of an orderly succession planning process.

The Board prides itself on its ability to recruit and retain directors who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and effectively serve our shareholders’ long-term interests. We seek to achieve an appropriate level of diversity in the membership of our Board and to assemble a broad range of skills, expertise, knowledge and contacts to benefit our business. The Nominations and Governance Committee, which is comprised of all independent members of the Board, and the full Board annually assess the current make-up of the Board, considering diversity across many dimensions, including gender, race, age, industry experience, functional areas (e.g., technology and finance), geographic scope, public and private company experience, academic background and director experience in the context of an assessment of the current and expected needs of the Board. The Nominations and Governance Committee reviews director candidates based on the Board’s needs as identified through this assessment and other factors, including their relative skills and characteristics, their exemplification of the highest standards of personal and professional integrity, their independence under listing standards of The Nasdaq Global Market (“Nasdaq”), their potential contribution to the composition and culture of the Board and their ability and willingness to actively participate in the Board and committee meetings and to otherwise devote sufficient time to their Board duties. In particular, the Nominations and Governance Committee and the Board believe that sound governance of our Company in an increasingly complex marketplace requires a wide range of viewpoints, backgrounds, skills and experiences. Although the Board does not have a formal policy regarding Board diversity, the Board believes that having such diversity among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

Among other things, the Board believes it is important to have individuals on the Board with one or a combination of the following skills and experiences:

•	Information Technology Infrastructure Services Experience. We provide information technology infrastructure services. Given the nature of our business, we believe it is important for members of the Board collectively to have experience in the industry in which we operate to provide insights into areas that are critical to our success.
•	Leadership Experience. The Board believes that directors with significant leadership experience, including chief executive officer, chief financial officer, chief operating officer and chief technology officer experience, provide it with special insights, including organization development and leadership practices, and individuals with this experience help the Company identify and develop its own leadership talent. They demonstrate a practical understanding of organizations, process, strategy, risk management and the methods to drive change and growth. These individuals also provide the Company with a valuable network of contacts and relationships.
•	Finance Experience. The Company uses financial metrics in managing its overall operations and the operations of its business units. The Company and its shareholders value accurate and insightful financial tracking and reporting. The Board seeks directors that understand finance and financial reporting processes, including directors who qualify as audit committee financial experts. Experience as members of audit committees of other boards of directors also gives directors insight into best audit committee practices.
•	Public and Private Company Experience. The Company has been listed on Nasdaq for over 20 years. Although the Company’s business units operate as part of a public company, management expects them to drive growth in their business units using the entrepreneurial spirit of private company leadership. The Board believes it is important to have directors who are familiar with the regulatory requirements and environment for publicly traded companies, and to have directors who have experience applying an entrepreneurial focus to building a company or a business unit.

We believe that our Board collectively possesses these types of experience.

As recommended by the Nominations and Governance Committee, our Board has nominated Gary M. Pfeiffer and Peter D. Aquino as Class II directors for terms expiring at the 2022 Annual Meeting of Shareholders. Each proposed nominee is willing to serve as a director if elected. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, our incumbent Board may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominee. Proxies will not be voted for more than two nominees.

Biographical information for each nominee and each current director is presented below.

Nominees for Terms Expiring in 2022 (Class II)

Gary M. Pfeiffer, 69, has served as a director since 2007 and Chairman of the Board since 2018. Mr. Pfeiffer’s extensive experience includes public company officer, finance and accounting experience, corporate leadership experience, international operations experience, public sector experience as well as service on the boards of directors of other public companies, including service as non-executive chairman of the board of directors and chairman of audit, compensation and executive committees. This experience includes services as Chief Financial Officer and in other senior finance roles and in senior roles involving executive management during his more than 32 years with E. I du Pont de Nemours and Company (DuPont), a large, complex, technology based, multinational science-based products and services company. During his career with DuPont (NYSE: DD), Mr. Pfeiffer held a variety of financial and business leadership positions in the United States, Brazil and Japan. From 1997 to 2006, Mr. Pfeiffer served as Senior Vice President and Chief Financial Officer of DuPont, Mr. Pfeiffer also served as Secretary of Finance for the State of Delaware from January 2009 through June 2009. Mr. Pfeiffer is a member of the board of directors of Quest Diagnostics, Inc. (NYSE: DGX). Mr. Pfeiffer previously served as a director of The Talbots, Inc. from 2004 to May 2012, having last served as its non-executive Chairman of the board of directors and as a director of TerraVia Holdings, Inc., formerly Solazyme, Inc. Mr. Pfeiffer holds a B.A. and an M.B.A. from the College of William and Mary in Virginia.

Gary Pfeiffer’s significant experience in finance and accounting responsibilities and leadership at DuPont as well as his varied director and committee experience at public companies qualifies him to serve as a director of INAP, and to serve as an audit committee financial expert.

Peter D. Aquino, 58, has been our President, Chief Executive Officer and Director since September 2016. He is a veteran of the technology, media and telecommunications (TMT) industries, with a track record of successfully guiding major expansion efforts, turnarounds and strategic partnerships and transactions at both public and private companies. Prior to assuming his role at the Company, Mr. Aquino served as Chairman and Chief Executive Officer, and later as Executive Chairman, of Primus Telecommunications Group, Inc. (“PTGi”) from 2010 until 2013. Under his leadership, PTGi grew into an integrated telecommunications company serving consumer and business customers with voice, data, high-capacity fiber and data center services globally. Prior to this, he was the President and Chief Executive Officer of RCN Corporation from 2004 until 2010 where he built the company into an all-digital HDTV cable multiple system operator and created an advanced fiber-based commercial network through organic and acquisition strategies. He is also the founder of Broad Valley Capital, LLC, where he provided consulting services and capital to improve companies’ business operations, productivity and asset value. He began his career at Bell Atlantic (now Verizon) in 1983. Mr. Aquino currently serves on the board of directors of Alaska Communications Systems Group, Inc. (Nasdaq: ALSK), and recently served on the board of directors of Lumos Networks (Nasdaq: LMOS) and FairPoint Communications, Inc. (Nasdaq: FRP), prior to both being sold in 2017. Mr. Aquino holds a Bachelor’s Degree from Montclair State University and an M.B.A. from George Washington University in Washington, D.C.

Peter Aquino’s significant experience leading public and private companies in growth efforts as well as his varied leadership experience in various strategic transactions qualifies him to serve as a director of INAP.

Your Board of Directors unanimously recommends that you
vote FOR each of the above-listed nominees.

Continuing Directors Terms Expiring in 2020 (Class III)

Debora J. Wilson, 61, has served as a director since 2010. Ms. Wilson brings more than 30 years of experience managing key operational functions including sales, marketing, product development technology, human resources and finance/accounting. Ms. Wilson gained valuable executive management, business and leadership skills during her service as Chief Executive Officer of a technology-driven company. Ms. Wilson also brings knowledge of corporate governance matters based on her experience as a director of several public and private company boards of directors. Ms. Wilson served as a President and Chief Executive Officer of The Weather Channel from 2004 to 2009 and in other positions including Senior Vice President, Executive Vice President and Chief Operating Officer of The Weather Channel from 1994 to 2004. Before joining The Weather Channel, Ms. Wilson spent 15 years in the telecommunications industry at Bell Atlantic (now Verizon). Ms. Wilson is a member of the board of directors, chair of the compensation committee and member of the audit committee of Markel Corporation (NYSE: MKL) and a member of the board of directors and chair of the compensation committee of ARRIS International, Inc. (Nasdaq: ARRS). Ms. Wilson holds a B.S. in Business Administration from George Mason University in Virginia.

Peter J. Rogers, Jr., 63, has served as a director since 2016. Mr. Rogers brings more than 30 years of experience managing key operational functions including finance, marketing, business development, investor relations and mergers and acquisitions. Most recently, he served as President and Chief Executive Officer of Dovetail Systems of Bethesda, Maryland, a hospitality software company, where he is also a member of its board of directors. In addition, he is board chairman of B4Checkin of Halifax, Nova Scotia, Canada, a privately held hospitality software company. He is also a principal of The Stroudwater Group, a management consulting company located in Washington, D.C. and a member of the New Dominion Angels Investor Group of Northern Virginia. Mr. Rogers started his career in 1979 with General Foods Corporation (now Kraft Foods Corporation, Nasdaq: MDLZ), White Plains, NY, as a Senior Financial Analyst. He spent seven years as a Financial Analyst and Consumer Products Marketing Manager with the Van Leer Corporation, a Dutch company, in its U.S. subsidiary, Keyes Fibre Co. of Stamford, CT. In 1987, Mr. Rogers joined MICROS Systems, Inc., Columbia, MD, as Director of Marketing. Mr. Rogers spent 27 years with MICROS (Nasdaq: MCRS) as it grew from a small company ($18 million revenue and $3 million market capitalization) to a global leader in information systems for the hospitality and retail industries ($1.4 billion revenue and $5.3 billion market capitalization). He served as Director of Marketing, Director of Business Development and a Product Director from 1987 to 1996. Mr. Rogers was Executive Vice President for Business Development and Investor Relations for MICROS from 1996 to 2014. Mr. Rogers left MICROS shortly after it was acquired by Oracle Corporation in 2014. Mr. Rogers also served in the role of setting product and service pricing, initiating its stock repurchase program at the board level, developing and managing its strategic partner relationships, creating its strategic plan and participating in its merger and acquisition efforts. He created its electronic payments business, one of the first integrated credit card payment systems in the hospitality industry. He managed its integrated credit card business for 24 years, extending its platform globally. He previously was an advisor to Purple Cloud Technologies of Atlanta, Georgia, a startup hotel software company. Mr. Rogers has extensive board experience. He served as a board member for StayNTouch (privately held hospitality software company in Bethesda, MD), Johns Hopkins Howard County (MD) General Hospital (Chair, Vice Chairman, and board member), Johns Hopkins Medicine and Executive Boards, the Howard County (Maryland) Economic Development Authority (Chair, Vice Chair, Treasurer and board member), and The Hotchkiss School of Lakeville, CT. He also served as President of the Hotchkiss School Annual Fund. He currently serves on the Advisory Board for Penn State University’s School of Hospitality Management. Mr. Rogers is a graduate of the University of Pennsylvania (BA Economics – Honors) and New York University’s Stern Graduate School of Business (M.B.A. Corporate Finance). He holds a professional certificate in Investor Relations from the University of Michigan Ross School of Business and a Corporate Board Fellowship designation from the National Association of Corporate Directors.

Continuing Directors Terms Expiring in 2021 (Class I)

David B. Potts, 61, has served as a director since 2017. He serves as Executive Vice President and Chief Financial Officer of ARRIS International, Inc. (Nasdaq: ARRS) since 2004 and previously was responsible for the ARRIS’ finance and IT functions from the acquisition of ARRIS Interactive L.L.C. in 2001 until 2016. Prior to joining ARRIS, Mr. Potts was the Chief Financial Officer of ARRIS Interactive L.L.C. from 1995 to 2001. From 1984 through 1995, Mr. Potts held various executive management positions with Nortel Networks, including Vice President and Chief Financial Officer of Bell Northern Research and Vice President of Mergers and Acquisitions in Toronto. Prior to

Nortel Networks, Mr. Potts was with Touche Ross in Toronto. Mr. Potts holds a Bachelor of Commerce degree from Lakehead University in Canada and is a member of the Institute of Chartered Accountants in Canada. Mr. Potts background and skills qualify him to chair our Audit & Finance Committee and to serve as an audit committee financial expert.

Lance L. Weaver, 64, has served as a director since 2017. He is an accomplished consumer financial services executive with nearly 40 years of experience across the consumer lending, mortgage and credit card asset classes. He has served as an advisor to financial services companies including VISA, Citigroup, Total System Services and Apollo Capital, and was President, Money Cards for Virgin Money Holdings in the U.K. from 2013 to 2015. Before holding these positions, he was President of EMEA Card Services for Bank of America, with approximately $30 billion in assets across Europe, Canada and China. He had previously served on the senior management team of MBNA Corporation for 15 years, where he helped build MBNA into the largest independent credit card lender in the world when it was acquired by Bank of America in 2006. His prior experience includes executive leadership roles with Citigroup, Wells Fargo and Maryland National Bank. Mr. Weaver currently serves as lead director of PRA Group, Inc. (Nasdaq: PRAA). Mr. Weaver is a past member of the Georgetown University board of directors and board of trustees, and a past board chair of MasterCard. Mr. Weaver earned a Bachelor of Arts degree in marketing from Georgetown University.

BOARD AND COMMITTEE MEMBERSHIP AND MEETINGS

Our shareholders elect the Board to oversee management of our Company. The Board delegates authority to the Chief Executive Officer and other executive officers to pursue the Company’s mission and oversees the Chief Executive Officer’s and executive officers’ conduct of our business. In addition to its general oversight function, the Board reviews and assesses the Company’s strategic and business planning and the executive officers’ approach to addressing significant risks and has additional responsibilities including the following:

•	reviewing and approving the Company’s key objectives and strategic business plans and monitoring implementation of those plans and the Company’s success in meeting identified objectives;
•	reviewing the Company’s financial objectives and major corporate plans, business strategies and actions;
•	approving the Company’s annual corporate budget and major capital expenditures and purchase commitments;
•	selecting, evaluating and compensating the Chief Executive Officer and overseeing Chief Executive Officer succession planning;
•	reviewing significant risks confronting our Company and alternatives for their mitigation; and
•	assessing whether adequate policies and procedures are in place to safeguard the integrity of our business operations and financial reporting and to promote compliance with applicable laws and regulations, and monitoring management’s administration of those policies and procedures.

During 2018, our Board held ten meetings. In 2018, each director attended the 2018 Annual Meeting of Shareholders and all directors attended at least 75% of the meetings of the Board and the committees on which they served. We have three standing committees of the Board: the Audit & Finance Committee, the Compensation Committee and the Nominations and Governance Committee. Members of each committee are appointed by the Board and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board. These charters can be found in the “Corporate Governance” section on the Investor Relations page of our website at www.INAP.com. In addition to regular meetings of the Board and committees, we have regular scheduled executive sessions for non-management directors.

The current membership for each of the standing committees is as follows:

Audit & Finance Committee	Compensation Committee	Nominations and Governance Committee
David B. Potts (Chair)	Debora J. Wilson (Chair)	Gary M. Pfeiffer (Chair)
Gary M. Pfeiffer	Gary M. Pfeiffer	David B. Potts
Peter J. Rogers, Jr.	Lance L. Weaver	Peter J. Rogers, Jr.
Lance L. Weaver
Debora J. Wilson

Audit & Finance Committee

The Board has determined that all members of the Audit & Finance Committee are independent as defined by Nasdaq rules, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the SEC, as applicable to audit committee members. The Board has determined that Mr. Potts, the committee Chairman, and Mr. Pfeiffer are each an “audit committee financial expert” under rules of the SEC. The Audit & Finance Committee met thirteen times in 2018. The Audit & Finance Committee:

•	appoints, retains, compensates, oversees, evaluates and, if appropriate, terminates our independent registered public accounting firm;
•	annually reviews the performance, effectiveness, objectivity and independence of our independent registered public accounting firm;
•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
•	reviews with our independent registered public accounting firm the scope and results of its audit;
•	approves all audit services and pre-approves all permissible non-audit services to be performed by our independent registered public accounting firm;
•	assesses and provides oversight to management relating to identification and evaluation of major risks inherent in our business and the control processes with respect to such risks;
•	oversees the financial reporting process and discusses with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	reviews and monitors our accounting principles, policies and financial and accounting processes and controls;
•	oversees our internal audit function and reviews and approves the annual internal audit plan; and
•	oversees our financial strategy, capital structure, liquidity position, banking relationships, and tax policies.

Compensation Committee

The Board has determined that all members of the Compensation Committee are independent as defined by Nasdaq rules, the Exchange Act and rules of the SEC, as applicable to compensation committee members. The Compensation Committee met seven times during 2018. The Compensation Committee:

•	assists the Board in discharging its responsibilities relating to executive compensation and fulfilling its responsibilities relating to our compensation and benefit programs and policies;
•	oversees the overall compensation structure, policies and programs, and assesses whether the compensation structure establishes appropriate incentives for executive officers and employees;
•	administers and makes recommendations with respect to our incentive compensation plans, including equity-based incentive plans;
•	reviews and approves the compensation of our executive officers, including bonuses and equity compensation;
•	reviews and approves corporate goals relevant to executive officers, evaluates the performance of such executive officers in light of these goals and approves the compensation of the executive officers based on the evaluation (other than for the Chief Executive Officer, whose compensation is recommended by the Compensation Committee for approval by the Board);
•	reviews and monitors the potential risk to the Company from its compensation programs and policies, and whether such programs or policies incentivize or encourage unnecessary and excessive risk taking;
•	reviews and discusses with management our Compensation Discussion and Analysis and related disclosures required by the rules of the SEC and recommends to the Board whether such disclosures should be included in our proxy statement;

•	reviews and recommends employment agreements and severance arrangements for executive officers, including change in control provisions;
•	reviews the compensation of directors for service on the Board and committees and makes recommendations to the Board regarding such compensation; and
•	engages, determines compensation for and oversees the work of any consultants and advisors retained by the Compensation Committee, at the expense of the company, and oversees compliance with applicable requirements relating to the independence of such consultants or advisors.

See the “Compensation Discussion and Analysis” section below for more information regarding the Compensation Committee’s processes and procedures.

Nominations and Governance Committee

The Board of Directors has determined that all members of the Nominations and Governance Committee are independent as defined by Nasdaq rules, as applicable to nominating committee members. The Nominations and Governance Committee met five times during 2018. The Nominations and Governance Committee:

•	assists the Board in fulfilling its responsibilities on matters and issues related to our corporate governance practices;
•	monitoring and reviewing with management enterprise risk and policies, including those related to operations, information, compliance, data and cyber security;
•	in conjunction with the Board, establishes qualification standards for membership on the Board and its committees;
•	leads the search for individuals qualified to become members of the Board, reviews the qualifications of candidates for election to the Board and assesses the contributions and independence of incumbent directors eligible to stand for re-election to the Board;
•	selects and recommends to the Board the nominees for election or re-election by the shareholders at the annual meeting, and selects and recommends to the Board individuals to fill vacancies and newly created directorships on the Board;
•	develops and recommends to the Board corporate governance guidelines, reviews the guidelines on an annual basis and recommends any changes to the guidelines as necessary;
•	establishes and recommends to the Board guidelines, in accordance with applicable rules and regulations, to be applied when assessing the independence of directors;
•	reviews and approves related person transactions, as defined in applicable SEC rules, and establishes policies and procedures for the review, approval and ratification of related person transactions;
•	annually reviews and makes recommendations to the Board concerning the structure, composition and functioning of the Board and its committees and recommends to the Board directors to serve as committee members and chairpersons;
•	reviews directorships in other public companies held by or offered to directors;
•	assists the Board in developing and evaluating candidates for executive positions, including the Chief Executive Officer, and overseeing development of executive succession plans;
•	develops and recommends to the Board for its approval an annual self-evaluation process for the Board and its committees and oversees the evaluation process; and
•	reviews and reports on all matters generally relating to corporate governance.

Compensation Committee Interlocks and Insider Participation

The directors currently on our Compensation Committee are Gary M. Pfeiffer, Lance L. Weaver and Debora J. Wilson. No member of the Compensation Committee is a current or former executive officer or employee of our Company. None of our executive officers served and currently none of them serves on the board of directors or compensation committee of any other entity with executive officers who have served on our Board or Compensation Committee.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines that outline the general duties and functions of the Board and management and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, annual performance evaluations for the Board and our Chief Executive Officer and management succession and development. The Corporate Governance Guidelines are attached to the charter of the Nominations and Governance Committee, which can be found in the “Corporate Governance” section on the Investor Relations page of our website at www.INAP.com.

Our Corporate Governance Guidelines assist our Board in fulfilling its responsibilities to shareholders and provide a framework for the Board’s oversight responsibilities regarding our business. Our Corporate Governance Guidelines are dynamic and have been developed and revised to reflect changing laws, regulations and good corporate governance practices. The guidelines also provide guidance and transparency to management, employees and shareholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business and decision-making processes.

The following is a summary of certain of our policies and guidelines relating to corporate governance. You may access complete current copies of our Code of Conduct, Corporate Governance Guidelines, Audit & Finance Committee Charter, Compensation Committee Charter, and Nominations and Governance Committee Charter in the “Corporate Governance” section on the Investor Relations page of our website at www.INAP.com. Each of these is also available in print to any shareholder upon request to our Corporate Secretary.

Identification and Evaluation of Director Candidates

The Board prides itself on its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of our shareholders. The Nominations and Governance Committee of the Board acts as the Board’s nominating committee. All members of the Nominations and Governance Committee are independent as defined by Nasdaq rules. The Nominations and Governance Committee seeks individuals qualified to become directors and recommends candidates for all director openings to the full Board. For a discussion of the Board’s membership criteria and how the Company seeks to achieve diversity in Board membership and to attract directors with a broad range of skills, expertise, knowledge and contacts to benefit our business, see “Proposal 1 — Election of Directors.” The Nominations and Governance Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Nominations and Governance Committee considers director candidates suggested by directors, executive officers and shareholders and evaluates all nominees for director in the same manner. Shareholders may recommend individual nominees for consideration by the Nominations and Governance Committee by communicating with the committee as discussed below under “Shareholder Communications with the Board of Directors.” From time to time, the Nominations and Governance Committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

Shareholder Nominations

Shareholders who wish to recommend nominees for consideration by the Nominations and Governance Committee must submit their nominations in writing to our Corporate Secretary on or before [      ], 2019. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and comprehend basic financial statements and other board memberships, if any, held by the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. The Nominations and Governance Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the full Board for submission to the shareholders at each annual meeting. Shareholder nominations made in accordance with these procedures and requirements must be addressed to the attention of Richard P. Diegnan, Corporate Secretary, Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190.

In addition, shareholders may nominate directors for election without consideration by the Nominations and Governance Committee. Any shareholder may nominate an individual by complying with the eligibility, advance notice and other provisions set forth in our bylaws. A written notice of nomination must be received by our Corporate Secretary at our executive offices in Reston, Virginia, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our annual meeting to be held in 2019, such notice must be received not later than [___________] and not earlier than [___________]. You should address any shareholder nomination to the attention of Richard P. Diegnan, Corporate Secretary, Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190 and include the information and comply with the requirements set forth in our bylaws. Our bylaws provide that any notice of nomination for director must describe various matters regarding the nominee and the shareholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the shareholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the shareholder, including derivative positions.

Our bylaws contain specific eligibility requirements that each nominee for director must satisfy. Each nominee must:

•	complete and return a written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; and
•	provide a written representation and agreement that the nominee would comply with applicable law and our policies and guidelines if elected as a director and that the nominee is not and will not become a party to: (a) any voting commitment that has not been disclosed to us or that could limit the nominee’s ability to comply with applicable fiduciary duties; and (b) any agreement, arrangement or understanding with any person or entity other than us regarding indirect compensation, reimbursement or indemnification in connection with service as a director.

Board Leadership Structure

Our Board does not have a formal policy with respect to whether the Chief Executive Officer should also serve as Chairman of the Board. Our Board makes the decision regarding leadership structure based on its evaluation of the experience, skills and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. When making this decision, the Board considers factors such as:

•	the person filling each role and his or her experience at the Company and/or in the information technology infrastructure services industry;
•	the composition, independence and effectiveness of the entire Board;
•	other corporate governance structures in place;
•	the compensation practices used to motivate our executive leadership team;
•	our leadership succession plan; and
•	the competitive and economic environment facing the Company.

The Board periodically reviews its leadership structure to ensure that it remains the optimal structure for our Company and our shareholders.

Since 2002, we have had different individuals serving as our Chairman of the Board of Directors and Chief Executive Officer. Currently, Gary M. Pfeiffer is our Chairman and Peter D. Aquino is our Chief Executive Officer. As Chairman, Mr. Pfeiffer leads the Board in its role to provide general oversight of board governance for the Company and to provide guidance and support for the Chief Executive Officer. Further, the Chairman sets the agenda for, and presides over meetings of the Board. As Chief Executive Officer, Mr. Aquino is responsible for developing and executing the strategic plan, as well as for overseeing the day-to-day operations and performance of the Company.

We believe that separating the roles of Chairman and Chief Executive Officer represents an appropriate allocation of roles and responsibilities at this time given, among other things, the benefits of Mr. Pfeiffer’s experience, independence and tenure as a director of the Company, which dates back to 2007. Mr. Aquino is well-positioned as the leader to develop and execute the Company’s corporate strategy and to focus on operations and growth initiatives.

The Company believes this separation of responsibility is appropriate to provide independent Board oversight of and direction for the Company’s executive leadership team, led by Mr. Aquino. Further, the Company believes that having an independent Chairman provides for more effective monitoring and objective evaluation of the Chief Executive Officer’s performance, which enables more direct accountability for the Chief Executive Officer’s performance.

Our Corporate Governance Guidelines provide that if our Chairman is not independent, the Board may designate a Lead Director who will be independent. The Board, however, has not determined it necessary to designate a Lead Director as the Company feels our current structure, as described above, functions well and provides the necessary separation of roles.

Independence

The Board annually assesses the independence of all directors. No director qualifies as “independent” unless the Board affirmatively determines that the director is independent under the listing standards of Nasdaq. Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board believes that the independence of directors and committee members is important to assure that the Board and its committees operate in the best interests of the shareholders and to avoid any appearance of conflict of interest.

Under Nasdaq standards, our Board has determined that the following five directors are independent: Gary M. Pfeiffer, David B. Potts, Peter J. Rogers, Jr., Debora J. Wilson and Lance L. Weaver. Mr. Aquino is not independent because he currently serves as our President and Chief Executive Officer. For five years, we have had not more than one active or former management employee serving as a director. In that regard, Mr. Aquino has served as a director since his appointment as Chief Executive Officer in September 2016.

Risk Oversight by Our Board of Directors

While risk management is primarily the responsibility of our management team, our Board is responsible for the overall supervision of our risk management activities. The Board implements its risk oversight function both at the full Board level and through delegation to various committees. Each of our committees oversees different risks as part of the Company’s overall risk management activities. These committees meet regularly and report back to the full Board. The Audit & Finance Committee has primary oversight responsibility not only for financial reporting with respect to our major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing our Company. The Audit & Finance Committee also oversees our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees management of our legal and regulatory compliance systems. The Audit & Finance Committee amended its charter to expand its role to include oversight of the Company’s financial strategies, capital structure, liquidity position, banking relationships and tax policies. The Compensation Committee oversees risks relating to our compensation plans and programs. The Nominations and Governance Committee regularly reviews our governance structure, practices and policies to improve governance of our Company and our engagement efforts with our shareholders with a goal to promote the long-term interests of our shareholders. The Nominations and Governance Committee reviews and assesses with management material enterprise risks including, but not limited to those risks related to the Company’s operations, information, data and cyber security. The Committee will annually review the Company’s enterprise risk assessment and the enterprise risks identified.

Management provides updates throughout the year to the respective committees regarding the management of the risks they oversee and each of these committees reports on risk to the full Board at regular meetings of the Board. The Board periodically reviews the allocation of risk responsibility among the Board’s committees and implements any changes that it deems appropriate. In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as appropriate. At each regularly-scheduled Board meeting, the Chairman and Chief Executive Officer address, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing us and how the risks could impact our business.

Our Vice President of Internal Audit coordinates the day-to-day financial risk management processes for our Company and reports directly to the Chief Financial Officer and to the Audit & Finance Committee. The Vice President of Internal Audit updates the Audit & Finance Committee at least quarterly in regular and executive sessions regarding the Company’s financial risk analyses and assessments and financial risk mitigation strategies and activities.

Our Chief Governance, Risk and Compliance Officer coordinates the day-to-day business risk management processes for our Company and reports directly to the Chief Executive Officer and to the Nominations and Governance Committee. The Chief Governance, Risk and Compliance Officer updates the Nominations and Governance Committee at least quarterly in regular and executive sessions regarding the Company’s business risk analyses and assessments and business risk mitigation strategies and activities.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner. We also believe that our risk structure complements the current leadership structure of our Board, as it allows our independent directors, through the three fully-independent standing Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

We conducted a risk assessment of our 2018 compensation plans and programs to identify potential risks associated with the design of the plans and programs and assess the controls in place to mitigate risks, if any, to an acceptable level. Based on this assessment, management has concluded that our compensation plans and programs do not contain risks that are reasonably likely to cause a material adverse effect on us. We evaluated each plan and program independently and as part of our overall compensation framework. In general, our compensation plans and programs:

•	are well documented, appropriately communicated, consistently applied and reviewed annually by the Compensation Committee;
•	are based on both individual performance and company performance metrics that are tied to the strategic goals and objectives of the Company;
•	balance short- and long-term rewards, with compensation capped at levels consistent with industry standards;
•	do not encourage excessive risk taking, do not focus on short-term gains rather than long-term value creation, do not reward circumvention of controls or do not contain unrealistic goals and/or targets; and
•	are compared to industry standards and peer companies on an on-going basis by both the internal compensation department as well as the Compensation Committee’s independent compensation consultant and amended periodically to maintain consistency with common practices.

Based on these factors, the absence of any identified incentives for risk-taking above the level associated with our business model, the involvement of our independent Compensation Committee and our overall culture and control environment, we have concluded our compensation plans do not promote excessive risk taking.

Stock Ownership Guidelines for Directors and Executive Officers

The Board believes that directors and management should have a significant financial stake in our Company to align their interests with those of our shareholders. In that regard, the Board adopted stock ownership guidelines that require directors and executive officers to own specified amounts of our stock granted to them in connection with their service to the company. The stock ownership guidelines are further described below in “Non-Employee Director Compensation — Stock Ownership Guidelines for Non-Employee Directors” and “Compensation Discussion and Analysis — Stock Ownership Guidelines for Named Executive Officers.”

Code of Conduct and Ethics Hotline

We have a Code of Conduct that covers our directors, officers (including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and employees and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. A copy of the code is posted in the “Corporate Governance” section on the Investor Relations page of our website at www.INAP.com. The code is available in print to any person without charge, upon request sent to Richard P. Diegnan, our Corporate Secretary at Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190. We will disclose, in accordance with all applicable laws and regulations, amendments to, or waivers from our Code of Conduct.

Any suggestions, concerns or reports of misconduct at our company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be reported by submitting a report on https://INAP.alertline.com/gcs/welcome (anonymously, if desired) or by calling our third-party provider, Global Compliance, Inc. at (800) 323-6182.

Attendance

Attendance at Board and committee meetings is central to the proper functioning of our Board and is a priority. Directors are expected to make every effort to attend all meetings of the Board, meetings of committees on which they serve and the Annual Meeting of Shareholders.

Board and Company Culture

Our Corporate Governance Guidelines are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any Company information they believe is necessary and appropriate to perform their roles as directors. The participation of Board members and the open exchange of opinions are further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of our Corporate Governance Guidelines, committee charters and other policies governing our company.

Shareholder Communications with the Board of Directors

Shareholders and interested parties may communicate with our Board by sending correspondence to the Board, a specific Board committee or a director c/o Corporate Secretary, Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190 or by sending electronic mail to corpsec@inap.com.

The Corporate Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable directors at each regularly scheduled meeting. The Corporate Secretary will alert individual directors to items which warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Our Corporate Secretary will route items warranting prompt response, but not addressed to a specific director, to the applicable committee chairperson.

NON-EMPLOYEE DIRECTOR COMPENSATION

In 2018, our Compensation Committee reviewed the amount and mix of our non-employee director compensation program. The Compensation Committee, in consultation with our independent compensation consultant, elected not to increase the amount of non-employee director compensation. However, to better align the interests of our directors and our shareholders and to promote a responsible mix of cash compensation to equity compensation, the Compensation Committee:

•	reduced the cash retainer paid to each of the directors by $10,000 and increased the annual stock grant by $10,000;
•	paid the committee chairperson annual retainer and committee member retainer in an equivalent value of restricted shares; and
•	the number of shares of restricted common stock to be awarded will be determined by dividing the amount of the cash retainer to be received by the applicable director by the 90-day rolling average closing price of a share of common stock on the date of grant. Restricted stock vests on the one-year anniversary of date of issuance.

The Compensation Committee has not increased the total amounts for director retainers, committee chairperson retainers or committee retainers since 2015, only the form of such payments, whether in cash or stock. It is our view that the current non-employee director compensation program, in terms of total value, is generally aligned with other similar companies in terms of market cap, complexity, industry and business stage. In addition, our 2017 Stock Incentive Plan specifically limits the amount of non-employee director compensation we can award to $500,000 per year per non-employee director.

In 2018, our non-employee director compensation program per non-employee director was as follows:

	Cash ($)	Restricted Stock Award
Newly appointed or elected director	—	Number of restricted shares equal to $110,000
Annual director retainer	$30,000	Number of restricted shares equal to $140,000
Audit & Finance Committee chairperson annual retainer	—	Number of restricted shares equal to $15,000
Audit & Finance Committee member annual retainer	—	Number of restricted shares equal to $7,500
Compensation Committee chairperson annual retainer	—	Number of restricted shares equal to $10,000
Compensation Committee member annual retainer	—	Number of restricted shares equal to $5,000
Nominations and Governance Committee chairperson annual retainer	—	Number of restricted shares equal to $7,500
Chairman annual retainer	—	Number of restricted shares equal to $40,000

The following table lists the compensation paid to our non-employee directors during 2018:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(3)	Total
Charles B. Coe(2)	$25,000	$18,991	$43,991
Patricia L. Higgins(2)	25,000	18,869	43,869
Gary M. Pfeiffer	30,000	154,554	184,554
David B. Potts	30,000	137,023	167,023
Peter J. Rogers, Jr.	30,000	134,543	164,543
Daniel C. Stanzione(2)	25,000	34,405	59,405
Lance L. Weaver	30,000	132,841	162,841
Debora J. Wilson	30,000	134,492	164,492
(1)	In addition to serving as a director, Mr. Aquino has served as our Chief Executive Officer and President since September 2016 and his compensation is reflected in the Summary Compensation Table. Mr. Aquino does not receive any compensation for serving as a director.
(2)	Mr. Stanzione retired from the Board at the 2018 Annual Meeting of Shareholders. Mr. Coe and Ms. Higgins did not stand for re-election at the 2018 Annual Meeting of Shareholders.
(3)	Represents the full grant date fair value of restricted stock granted in 2018, calculated in accordance with FASB ASC Topic 718. We value restricted stock using the closing maket price of our common stock reported on Nasdaq on the applicable grant date. All restricted awards are subject to a minimum vesting period of one year from the date the award is made. For additional valuation assumptions, see Note 11 to our Consolidated Financial Statements for the fiscal year ended December 31, 2018. The values in this column may not correspond to the actual value that the non-employee directors will realize at the time that the restricted stock vests.

The following table lists the number of outstanding restricted stock awards and stock options held by our non-employee directors as of December 31, 2018. The reported numbers reflect only grants made by the Company and do not include any other shares of our common stock that a director may have acquired on the open market.

Name	Stock Awards #(a)	Options #(b)
Gary M. Pfeiffer	43,969	8,389
David B. Potts	19,167	—
Peter J. Rogers, Jr.	37,070	—
Lance L. Weaver	19,007	—
Debora J. Wilson	48,323	4,072
(a)	Includes awards of restricted stock net of any shares withheld at the election of a director to satisfy minimum statutory tax obligations upon vesting plus shares acquired upon exercise of vested stock options. Some of the reported grants remain subject to time-based vesting.
(b)	All outstanding options are fully vested.

In 2019, our Compensation Committee reviewed the amount and mix of our non-employee director compensation, in consultation with its independent compensation consultants, the Compensation Committee elected to increase the mix of cash in the director compensation package and decrease the mix of equity. The directors did not receive any increase in compensation. In sum, the Compensation Committee revised as follows:

•	reduced the retainer paid in stock to each of the directors by $30,000 and increased the cash payment by $30,000; and
•	paid the committee chairperson annual retainer and committee member retainer in cash instead of common stock.

Stock Ownership Guidelines for Non-Employee Directors

The Board has implemented stock ownership guidelines that require each non-employee director to beneficially own a number of shares of Company common stock equal to five times the annual director retainer as identified above. All non-employee directors meet the required guidelines other than Mr. Rogers, who was appointed to our Board in 2016, and Mr. Potts and Mr. Weaver, who were appointed to our Board in 2017. We believe that these guidelines further align the interests of directors and shareholders. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for Named Executive Officers” for additional information regarding the guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND OFFICERS AND DIRECTORS

Five Percent Shareholders

The following table sets forth information as to those holders known to us to be the beneficial owners of more than 5% of our outstanding shares of common stock as April 8, 2019:

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)
GAMCO Investors, Inc.(2)	7,073,690
Avenir Corporation(3)	1,305,017
BlackRock, Inc.(4)	1,461,314
North Run Advisors, LLC(5)	1,595,000
(1)	As of April 8, 2019, based on approximately [_________] shares outstanding on that date.
(2)	Based on information set forth in Amendment No. 32 to Schedule 13D filed with the SEC on March 5, 2019. The Schedule 13D indicates that Gabelli Funds, LLC has sole voting over 3,129,564 shares of common stock and sole dispositive power over 139,100 shares of common stock; GAMCO Asset Management, Inc. has sole voting power over 3,018,467 shares of common stock and sole dispositive power over 3,340,917 shares of common stock; Teton Advisors, Inc. has sole voting and dispositive power over 581,097 shares of common stock; Gabelli & Company Investment Advisers, Inc. has sole voting and dispositive power over 2,000 shares of common stock; and Associated Capital Group, Inc. has sole voting and dispositive power over 10,112 shares of common stock. The aggregate number of shares of common stock was 7,073,690 as of March 5, 2019. According to the filing, the business address for each of the foregoing entities is One Corporate Center, Rye, New York 10580.
(3)	Based on information set forth in Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2019. The Schedule 13G/A indicates that as of December 31, 2018, Avenir Corporation beneficially owned 1,305,017 shares of common stock. The address for Avenir Corporation is: 1775 Pennsylvania Avenue NW, Suite 650, Washington, DC 20006.
(4)	Based on information set forth in Schedule 13G filed with the SEC on February 13, 2019. The Schedule 13G indicates that as of December 31, 2018, BlackRock, Inc. beneficially owned 1,461,314 shares of common stock. The address for the BlackRock, Inc. is: 55 East 52nd Street, New York, NY 10055.
(5)	Based on the information contained in a Schedule 13G filed with the SEC on February 14, 2019 by North Run Advisors, LLC (“North Run”), North Run Capital, LP (“North Run Capital”), Todd B. Hammer and Thomas B. Ellis. Each of North Run, North Run Capital, Mr. Hammer and Mr. Ellis may be deemed the beneficial owner of 1,595,000 shares of common stock and has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares. The business address of each is 24 Federal Street, 9th Floor, Boston, MA 02110.

Stock Ownership of Management and Directors

The following table sets forth the number of shares of common stock beneficially owned as of March 22, 2019 (or such other date as set forth below) by each of our directors and named executive officers (defined below under “Compensation Discussion and Analysis”) and all of our directors and executive officers as a group. The address of each current director and named executive officer is c/o Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190.

To our knowledge, except under community property laws, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)(3)	Percent of Class
Peter D. Aquino	983,334	3.7%
James C. Keeley	77,365	*
Andrew G. Day	100,981	*
Richard P. Diegnan	88,725	*
Robert M. Dennerlein(2)	9,136	*
Corey J. Needles(2)	8,306	*
Gary M. Pfeiffer	53,969	*
David B. Potts	21,667	*
Peter J. Rogers, Jr.	47,390	*
Lance L. Weaver	19,007	*
Debora J. Wilson	96,302	*
All Directors and executive officers as a group (13 persons)	1,700,016	6.4%
*	Represents beneficial ownership of less than 1%.
(1)	Represents shares granted as restricted stock awards, which remain forfeitable until the achievement of the performance goal and/or lapse of time.
(2)	Mr. Dennerlein beneficially owned 9,136 shares as of June 30, 2018 and Mr. Needles beneficially owned 8,306 shares as of December 31, 2018, the last day of each respective former executive officer’s employment.
(3)	Includes shares that may be acquired by the exercise of stock options granted under our equity compensation plans within 60 days after March 22, 2019 as follows:

Name	Options (#)
Gary M. Pfeiffer	8,389
Debora J. Wilson	4,072

PERFORMANCE GRAPH

The graph below compares our cumulative five-year total shareholder return on our common stock with the cumulative total returns of the Nasdaq Market Index and the Morningstar Software-Application Index. The graph tracks the performance of a $100 investment in our common stock and the performance of $100 investment in each index (with the reinvestment of all dividends) from December 31, 2013 to December 31, 2018.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2018
250.00
200.00
150.00
100.00
50.00
0.00
2013
2014
2015
2016
2017
2018
Internap Corporation
NASDAQ Market Index
Morningstar Group Index

EXECUTIVE OFFICERS

In addition to Mr. Aquino, our President and Chief Executive Officer, whose biographical information appears above, set forth below are the names, ages and biographical information for each of our current executive officers as of April 8, 2019.

Name	Age	Position
Peter D. Aquino	58	President and Chief Executive Officer
James C. Keeley	53	Executive Vice President and Chief Financial Officer
Andrew G. Day	53	Executive Vice President and Chief Operating Officer
Richard P. Diegnan	49	Executive Vice President, General Counsel & Corporate Secretary
John D. Filipowicz	60	Senior Vice President, Chief Administrative Officer & Chief Governance, Risk and Compliance Officer
Richard R. Ramlall	63	Chief Communications Officer
Joseph T. DuFresne	50	Vice President, Corporate Development
Joanna Lanni	49	Vice President, Corporate Controller

James C. Keeley, 53, is currently our Executive Vice President and Chief Financial Officer, and since June 2018 has led INAP’s financial, accounting and information technology functions. Mr. Keeley has over 25 years of financial and accounting leadership experience covering a diverse set of industries. From 2017 to 2018, Mr. Keeley was the Chief Financial Officer of Tahzoo, LLC, a privately held digital marketing and systems integrator. From 2014 to 2017, he provided financial consulting services for small-to-medium sized businesses, including serving as Chief Financial Officer of Icore Networks Inc. and General Manager of the Virginia office of Vonage Holdings Corporation, after its acquisition of Icore. From 2009 to 2013, Mr. Keeley held various financial and accounting positions of increasing seniority at Primus Telecommunications Group, Incorporated, including Chief Financial Officer and Chief Accounting Officer. Prior to 2009, Mr. Keeley held various financial reporting and accounting positions with FBR Capital Markets Corporation, and 3SI Security Systems, Inc. and with two publicly traded companies, The Pep Boys—Manny, Moe & Jack and David’s Bridal, Inc. Mr. Keeley is a certified public accountant. Mr. Keeley holds a Bachelor of Science in Accounting from Fairmont State College.

Andrew G. Day, 53, is currently our Executive Vice President and Chief Operating Officer, and since April 2017 has led our sales, product management, marketing, business development, customer support, technical operations, engineering and program management. Mr. Day provided management and advisory services to the Company as a management consultant with ADAY Management from November 2016 through March 2017. He brings to INAP over 25 years of management experience in telecommunications, technology innovation, sales and marketing leadership. Prior to joining INAP, Mr. Day held several senior leadership positions in sales and general management for technology companies. Most recently, he served as Senior Vice President, Consumer Channels at Rogers Communications, where he led all consumer product sales across all sales channels. Previously, Mr. Day was CEO at PTGi, where he was responsible for the company’s direction and results. Before joining PTGi, he held various roles of increasing responsibility in general management, sales, product management, and finance at AT&T (NYSE: T), Gillette (NYSE: PG) and Xerox (NYSE: XRX). Mr. Day holds an Honours B. Comm. from McMaster University, is a Chartered Public Accountant (CPA) and is also a Chartered Director (C. Dir.).

Richard P. Diegnan, 49, is currently our Executive Vice President, General Counsel and Corporate Secretary, and since November 2016 has led our legal department. Mr. Diegnan has 20 years of experience as a corporate attorney representing a diverse group of clients. He was a partner at Diegnan & Brophy, LLC since its founding in 2005, and concentrated his practice in corporate counseling, mergers and acquisitions, commercial transactions, real estate, land use planning and commercial disputes. Mr. Diegnan served as General Counsel and Chief Administrative Officer to Broad Valley Micro Fiber Networks Inc. Mr. Diegnan served as General Counsel and Chief Financial Officer to Travel Tripper LLC, a hotel web technology company, from 2011 to 2016. Mr. Diegnan was a corporate attorney at McCarter & English LLP from 1999 to 2000 and a corporate attorney in the Merger and Acquisitions Group at Milbank, Tweed, Hadley & McCloy LLP from 2000 to 2005. He began his career at AT&T (NYSE: T) where he held various positions in finance and sales. Mr. Diegnan is licensed to practice in New York and New Jersey and earned his Bachelors of Science in finance from Providence College, an M.B.A. from Fairleigh Dickenson University and a Juris Doctor from Seton Hall University School of Law.

John D. Filipowicz, 60, is currently our Senior Vice President, Chief Administrative Officer and Chief Governance, Risk and Compliance Officer has been leading INAP’s Human Resources function since January 2017. Mr. Filipowicz has over 30 years of human resources, legal and operations experience in the telecom industry. From September 2013 to December 2016, Mr. Filipowicz provided legal, operations, customer service, sales, human resources training and restructuring expertise to businesses in order to improve overall financial, legal, and operational excellence, including serving as Chief Operating Officer of Telecom Infrastructure Corp. from June 2015 to February 2016. Prior to that, Mr. Filipowicz was the Chief Administrative Officer, General Counsel and Chief Compliance Officer at PTGi from August 2011 to August 2013. Prior to PTGi, he served as the President of Residential Markets, Chief Administrative Officer and Senior Vice President and Assistant General Counsel to RCN Corporation. Mr. Filipowicz holds a J.D. from Western Michigan University and a B.A. from St. Lawrence University.

Richard R. Ramlall, 63, is currently our Chief Communications Officer and has been leading INAP’s Investor and Public Relations function since December 2016. Mr. Ramlall has over 30 years of business development, strategic planning, regulatory, investor relations, international and public relations experience in telecom and media. Most recently, he provided through his own firm, investor relations, financial and regulatory due diligence and compliance, business development, strategic planning, and public relations consulting to public and private organizations. Mr. Ramlall’s corporate experience includes various roles at Verizon (NYSE: VZ), Bechtel Telecom, Spencer Trask Ventures, RCN and PTGi. In 1990, Mr. Ramlall was selected to serve a one year appointment under the Presidential Exchange Executive Exchange program of the White House. Mr. Ramlall serves on the Board of Evolving Systems (Nasdaq: EVOL), a real-time digital engagement accelerator with 100+ customers across 5 continents. Mr. Ramlall holds a B.S. in Business Administration and an M.G.A. (Technology Management) from the University of Maryland.

Joseph T. DuFresne, 50, has been our Vice President, Corporate Development since November 2017 and leads the strategic and financial analyses and execution of inorganic activities including merger and acquisitions, joint-ventures, strategic partnerships, divestitures and other business combinations across INAP’s global footprint. Mr. DuFresne has more than 25 years of operating company and investment banking experience. Prior to INAP, Mr. DuFresne was the CEO and CFO at Broad Valley Micro Fiber Networks Inc. a fiber and wireless infrastructure provider serving the Mid-Atlantic. Mr. DuFresne also spent more than a decade in investment banking where he focused on the telecommunications sector with a focus on infrastructure businesses, including metro fiber and data center-related businesses. Over the course of his banking career, Mr. DuFresne executed a broad array of debt and equity financings and buy and sell-side M&A transactions in the U.S., Europe and Japan. Mr. DuFresne was a member of the media and telecom investment banking groups at UBS and Oppenheimer & Co. and began his banking career in the telecom group at Deutsche Bank Securities. Mr. DuFresne started his career at UOP, a process technology licensor for the petrochemical and oil and gas industries. While at this company, he lived and worked outside the U.S., including time in Europe, Russia, Asia, South America and Africa in various roles from technical service to project sales. Mr. DuFresne holds an M.B.A. from the Tuck School of Business at Dartmouth College and a Bachelor of Science in chemical engineering from Montana State University.

Joanna E. Lanni, 49, has been our Vice President, Corporate Controller since January 2018. Ms. Lanni has nearly 20 years of financial and accounting leadership experience covering a diverse set of industries. Ms. Lanni served as a Vice President, Corporate Controller for Synchronoss Technologies, Inc. (Nasdaq: SNCR) since 2015 to 2018 and Corporate Controller from 2014 to 2015. Prior to Synchronoss, Ms. Lanni served as Technical Accounting Director of Integra LifeSciences Holdings Corporation (Nasdaq: IART). Prior to Integra, from 1998 to 2012, Ms. Lanni held various positions with Ernst & Young LLP, leading audit engagement teams and audit planning for clients. Ms. Lanni is a Certified Public Accountant and holds a B.S. in Accounting from Rutgers University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview of 2018

2018 was a transformative year for our Company. As part of our continued turnaround plan, we accomplished several critical financial and operating performance objectives:

•	2018 reported revenue increase is a combination of organic and acquisition growth, offset by portfolio improvement initiatives and accelerated data center closures;
•	The INAP sales team is rebuilt and actively selling larger deals, with overall improved productivity;
•	Completed two tuck-in deals in 2018: SingleHop to upgrade Managed Services, and our BofA Data Center in Phoenix to add a new INAP Flagship;
•	Margin expansion continued through best practices; cost rationalization; and real estate portfolio management; and
•	Projects related to the two-year turnaround are completed: cost-cutting; rebuild the sales team; and balance sheet improvement with incremental opportunity to always improve cost structure with targeted investments.

In order to achieve our strategic plans, INAP requires a team of talented, fully engaged executive officers committed to the successful achievement of our long-term goals. In alignment with this, our Compensation Committee is committed to a pay for performance culture. Cash bonuses and the value of the equity we award to our executive officers are directly linked to our Company’s performance. Executives are rewarded against the achievement of the three key metrics which we believe will facilitate the long-term profitable growth of our Company and, thus contribute to long-term value for our shareholders: revenue, Adjusted EBITDA (non-GAAP)1 and Adjusted EBITDA less CAPEX (non-GAAP)1. Consistent with prior years, our 2018 executive compensation program generally included base salary, the opportunity to earn a cash bonus under our short-term cash incentive program and long-term equity incentives that included shares of performance-based and time-vested restricted stock.

Our Approach to 2018 and 2019 Compensation

As we continue to execute our turnaround plan, we designed our 2018 compensation programs to be consistent with our business strategy, while aligning the economic interests of our executive officers with our shareholders. With this goal in mind, we structured our 2018 short-term incentive program to reward our executive officers for the achievement of important Company financial metrics as well as a discretionary component to promote select non-financial goals and encourage superior individual performance. We selected revenue, Adjusted EBITDA and Adjusted EBITDA less CAPEX as the financial metrics for our short-term incentive program in 2018 and set targets that we believed would drive shareholder value. The discretionary component is based on achievement of individual management objectives established for each named executive officer by the chief Executive Officer and approved by the Compensation Committee. All of our employees, including our executive officers, must be employed by the Company on the date of award and short-term incentive awards are calculated based on annual base earnings.

In 2019, the Compensation Committee determined to modify certain measures for the short-term incentive program. The 2019 short-term incentive program will reward our named executive officers for achievement of selected financial metrics to include revenue and Adjusted EBITDA, as the Compensation Committee desired to place greater focus on these two metrics and are not duplicative of the long-term incentive program. Further, each named executive officer will continue to have a discretionary component that will be measured against individual or team management objectives set by the Chief Executive Officer and approved by the Compensation Committee.

For 2018, we elected to use restricted stock for our long-term incentive plan, with 50% of the total award tied to achieving financial objectives to promote our Company’s performance and 50% time-vested to promote retention. The performance-based component is based on attainment of the Adjusted EBITDA less CAPEX metric established by the Compensation Committee. It was chosen to align cash flow objectives of the Company that we believe will ultimately support long-term value creation and positively impact our stock price.

1	Adjusted EBITDA and Adjusted EBITDA less CAPEX are non-GAAP financial measures, which we define in Annex A to this proxy statement. Reconciliations between Adjusted EBITDA and Adjusted EBITDA less CAPEX to the most directly comparable GAAP measures are also provided in Annex A to this proxy statement.

This design incents and rewards our named executive officers for the achievement of our short-term (annual) goals, instills discipline in spending, and focuses management on our long-term strategic goals. Our compensation plans are designed to avoid excessive risk-taking and we believe that a Adjusted EBITDA less CAPEX metric addresses this objective. We have determined to use the Adjusted EBITDA less CAPEX metric for the performance-based portion of the total award in 2019. As in 2018, 50% of the award will be tied to achieving Adjusted EBITDA less CAPEX goals and 50% will be time-vested to promote retention. Failure to achieve the Adjusted EBITDA less CAPEX metric will result in the forfeiture of the performance-based portion of the long-term incentive award.

Long-term equity incentive compensation is granted under our 2017 Stock Incentive Plan, as amended (the “2017 Plan”), which our shareholders approved at the 2017 annual meeting of shareholders and amendments at the 2018 annual meeting. The 2017 Plan has 2,125,000 shares available for issuance, and as of March 22, 2019, 2,125,000 shares of restricted stock have been granted pursuant to the 2017 Plan. We are planning to continue the overall form and structure of this long-term equity compensation program in 2019, subject to the approval of proposal 4 by the shareholders.

Our Compensation Practices

We target the elements of our compensation program to provide employees, including our executive officers, with a compensation program that is market competitive and intended to reward them for our financial and operational performance. We are committed to a pay for performance program that is designed to reward employees for the Company’s success.

We target base salaries and short-term and long-term compensation for employees, in the aggregate, to be market competitive with similar companies in our industry. Our goal in setting our compensation program is to maintain an appropriate cost structure while at the same time attracting, motivating and retaining talented employees at all levels. Further, we seek to provide our executive officers with significant wealth creation opportunities when they deliver successful results through long-term equity grants, which, coupled with our rigorous stock ownership guidelines, provides a strong alignment between our executive compensation program and the interests of our shareholders.

In setting the compensation of our executive officers, our Compensation Committee uses peer group data prepared and analysis conducted by Compensation Strategies, Inc. (“CSI”), the independent compensation consultant to our Compensation Committee. CSI assesses the competitiveness of our compensation levels and provides a target range for our compensation programs. More specifically, we target the compensation levels of our executive officers to be within an acceptable range around the median compensation for similar positions at our peer group. Where appropriate, we adjust compensation elements to account for factors such as the individual’s level of experience, responsibilities, performance, retention considerations, market trends, relative internal impact of the role and expected future contributions. Ultimately, the determination of the compensation level for any executive officer is developed using a balanced consideration of all of these factors.

We review and evaluate our compensation programs, practices and policies on an ongoing basis, but at least annually. We modify our compensation programs to address evolving best practices and criteria we believe that the compensation programs are designed to motivate our employees, including executive officers, to perform in the best interests of our shareholders. We have provided below some of the more significant practices.

•	Base Salaries Were Not Increased in 2018 and Were Modified In 2019 Only for Instances of Significant Increase in Responsibility. Our Board did not increase base salaries for 2018, and modest salary increases were made in 2019 for Messrs. Day and Diegnan, each of which took on significant additional responsibilities. The base compensation for the executive officers hired in 2016, 2017 and 2018, including Messrs. Aquino and Keeley, have been fixed to be within an acceptable range around the median compensation for our peer group for similar positions.
•	Performance-Based Approach for Short-Term and Long-Term Awards. We pay our executive officers for performance. In that regard, short-term incentive awards for executive officers are determined by our 2018 corporate performance and individual performance. In 2018, long-term incentive awards were determined by our 2018 corporate performance as well. Consistent with past practices, the ultimate value of the long-term incentive awards is largely determined by INAP’s performance, including the trading price of our common stock.
•	Short-Term (Annual) Incentive Compensation Plan Incorporates Key Financial Metrics and Individual Performance. In 2018, we continued our performance-based focus aligning all executive officers toward similar corporate and, in the case of the business unit executives, business unit financial goals. Each of our executive officers is eligible to earn an award for achievement of the Company’s revenue, Adjusted EBITDA and Adjusted EBITDA less CAPEX financial targets and achievement of individual or team performance objectives if the minimum threshold level for the Adjusted EBITDA target for the Company is achieved. Our executive officer that led our INAP INTL business unit is focused both on these three corporate financial targets as well as revenue, Adjusted EBITDA and Adjusted EBITDA less CAPEX targets of the business unit. For 2018, this individual was eligible to receive 70% of his total award for achievement of the corporate financial targets noted above and 30% of their total award based on their individual business unit targets as well as achievement of personal performance if the minimum threshold level for corporate Adjusted EBITDA was achieved. We believe this structure increases the alignment of individual incentives with the creation of shareholder value.

•	Perquisites. Our current policy does not provide perquisites to our executive officers. In addition, the Company has no pension plan.

Our Commitment to Best Practices in Compensation and Corporate Governance - What We Do and Don’t Do

•	Pay for Performance. The majority of each named executive officer’s annual compensation is variable and tied to the achievement of corporate and individual performance goals.
•	Minimum Vesting Requirement. Subject to limited exceptions under the 2017 Plan, awards granted under the 2017 Plan will be subject to a minimum vesting period of one year from the date the award is made.
•	No Tax Gross-Ups. None of the named executive officers, including our CEO, is entitled to any tax gross-up for the payment of 280G excise taxes.
•	Robust Stock Ownership Guidelines. Our stock ownership guidelines further align the interests of our executive officers and directors with those of our shareholders. These individuals are required to beneficially own a number of shares of common stock as determined below:
Individual	Multiple
Chief Executive Officer	6.0x base salary
Chief Financial Officer	3.0x base salary
All Other Executive and Senior Vice Presidents	2.0x base salary
Non-Employee Directors	5.0x annual retainer

The guidelines require these individuals to retain 100% of the shares granted to them by the Company (net of applicable taxes) until the guidelines are achieved.

•	We Use Double Trigger Change in Control Agreements. Our executive officers will receive specified payments and acceleration of vesting of equity in the event of a change in control. The payments and acceleration of vesting are considered “double trigger,” that is, an individual will only be entitled to a change in control payment and acceleration of vesting if the Company has experienced a change in control and a qualifying termination occurs following such change in control.
•	Our Clawback Policy and Equity Agreements Mitigate Undue Risk. Our clawback policy allows us to recover compensation paid to executive officers whether or not they engaged in fraud or intentional misconduct in the event of a financial statement restatement. In addition, all our equity agreements under the 2017 Plan contain a “clawback” provision that provides us with the ability to impose the forfeiture of awarded equity compensation in the event of any financial restatement or mistake in financial calculations.
•	No Perquisites. Our current policy does not provide our executive officers with executive perquisites.
•	No Hedging or Speculative Transactions. All of our employees, including executive officers, and directors are prohibited from engaging in any hedging or speculative transactions in Company securities, including engaging in any prepaid forward contracts, equity swaps, collars and exchange funds or any other transaction in which the person could profit if the value of our stock falls, including short sales of Company securities and put options on Company securities.

•	No Pledging Transactions. All of our employees, including executive officers and directors, are prohibited from pledging Company securities as collateral for a margin loan or otherwise.
•	No Repricing of Stock Options without Shareholder Approval. We are not permitted to reprice stock options without shareholder approval.
•	Limit on Incentive Awards. In 2018, the maximum potential payout to named executive officers under our short-term (annual) incentive plan is limited to the following percentages of base salary: CEO: 200%; CFO: 62.5%, and 62.5% for our other named executive officers.
•	We Conduct an Annual Compensation Risk Assessment. Our Compensation Committee annually reviews and approves our compensation strategy, which includes a review of compensation-related risk management. In its review, the Compensation Committee analyzes our compensation program for all employees, including short-term (annual) incentive compensation and long-term incentive compensation. The Compensation Committee does not believe that our compensation program encourages excessive or unnecessary risk-taking.
•	Our Compensation Committee is Independent. Our Compensation Committee is comprised solely of independent directors as defined by Nasdaq, SEC rules and our director independence standards.
•	We Use an Independent Compensation Consultant. The Compensation Committee has directly retained its compensation consultant, who performs no other consulting or other services for our Company. Our Compensation Committee has evaluated the independence of its compensation consultant and determined that the consultant can provide independent and objective advice and its engagement does not present any conflicts of interest.

Advisory Vote and Frequency of Voting on Executive Compensation

We hold an advisory shareholder vote on our executive compensation practices (“say-on-pay”) at each annual meeting. After consideration of this shareholder vote at our 2018 annual meeting and given the support received from shareholders at such meeting (approximately 87% of the votes cast were in favor of our executive compensation program), the Compensation Committee believes that shareholders support our executive compensation programs and practices. Therefore, the Compensation Committee continued to apply the same general principles described in this Compensation Discussion and Analysis in its determination of the amounts and types of executive compensation.

At the 2017 annual meeting of shareholders, our shareholders overwhelming voted for an annual vote on the frequency of the advisory vote on executive compensation. In response to the vote, our Board adopted a policy to hold an annual vote on executive compensation.

We encourage you to read the entire Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the compensation components for our named executive officers.

Overview of Our Executive Compensation Program

The principal components of our 2018 executive compensation program were base salary, a short-term (annual) cash incentive based on corporate (and, as applicable, business unit) financial performance, individual performance, and a long-term equity incentive consisting of performance-based and timed-vested restricted stock. Our executive compensation program is benchmarked against the median compensation at a group of peer companies (as described below) as well as the median level of compensation derived from broad-based surveys of companies of similar size to us. We use this market compensation information to evaluate the competitiveness of our executive compensation program relative to our peers.

This section refers to the compensation of our “named executive officers” unless we note otherwise:

•	Peter D. Aquino, our President and Chief Executive Officer; hired in September 2016;
•	James C. Keeley, our Executive Vice President and Chief Financial Officer, hired in June 2018;
•	Andrew G. Day, our Executive Vice President and Chief Operating Officer, hired in April 2017;
•	Richard P. Diegnan, our Executive Vice President, General Counsel and Corporate Secretary; hired in November 2016;

•	Robert M. Dennerlein, our former Senior Vice President, Chief Financial Officer, who separated from the Company on June 30, 2018; and
•	Corey J. Needles, our former Senior Vice President and General Manager, INAP US, who separated from the Company on December 31, 2018.

Board and Compensation Committee Responsibilities

The Compensation Committee reports to our Board on all compensation matters for our executive officers, including our named executive officers. You may learn more about the Compensation Committee’s responsibilities by reading the Compensation Committee’s charter, which is available in the “Corporate Governance” section on the “Investor Relations” page of our website at www.INAP.com.

The Compensation Committee annually reviews and approves the compensation of our named executive officers, other than the CEO, and annually reviews and makes recommendations to the full Board regarding the compensation of our CEO. A majority of the independent directors of the full Board must approve the compensation of our CEO.

Compensation is Linked to Corporate and Individual Performance

We design and manage our compensation programs to align with our overall business strategy and to create value for our shareholders. We believe it is important that our compensation programs have the following components:

•	Compensation Should Be Competitive. Our programs are designed to attract, motivate and retain talented individuals at all levels of our Company. We structure our compensation programs to be competitive with the compensation paid by companies with whom we compete for similar employee talent in our industry and adjacent industries.
•	Compensation Should Be Linked to Performance. Many of our employees, including our named executive officers, are eligible to participate in our short-term (annual) incentive plans and long-term equity incentive compensation program. We select performance goals that, to the extent achieved, we believe will facilitate the long-term profitable growth of our Company and, thus, contribute to long-term value for our shareholders. We believe that the link between compensation and corporate performance motivates and rewards employees, including named executive officers, for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging excessive risk-taking.
•	Compensation Should Align the Interests of Our Named Executive Officers with Our Shareholders. Our annual performance goals are intended to drive the creation of long-term shareholder value. Long-term equity incentive compensation generally vests over a multiple year period and the value of such grants to the recipients increases or decreases based on changes in the price of our common stock over time. Our named executive officers are subject to robust stock ownership guidelines. Given the wealth creation opportunities for achievement of successful results that are inherent in our long-term incentive compensation program, and the obligation of our named executive officers to retain a specific level of equity, we believe that our long-term equity incentive compensation program appropriately links the interests of our named executive officers and shareholders.

Components of our Executive Compensation Program

In 2018, the components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table:

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities and determines the target for short-term incentive compensation	Cash, paid periodically

Short-Term (Annual) Incentive Plan	Motivates and rewards for the achievement of corporate and, as applicable, business unit financial goals, as well as individual performance	Cash, paid annually

Long-Term Equity Incentive Plan	Provides incentive for long-term performance, retention and motivation, thereby aligning the financial interests of our named executive officers with the interests of our shareholders	Equity denominated in shares of our common stock, awarded annually

Allocation of Compensation Components

We manage our business with the goal of maximizing shareholder value, and, accordingly, the majority of the compensation of our named executive officers is variable and linked to the Company’s performance. The incentive components of our compensation program for named executive officers which are linked to corporate performance (short-term (annual) incentive compensation and the value of long-term equity incentive compensation) are designed so that a majority of named executive officers’ total annual compensation is at risk and based on our performance. Whether named executive officers actually receive the targeted incentive compensation level depends on the overall performance of our Company and our stock price.

The Compensation Committee considers qualitative and quantitative factors when establishing compensation for each named executive officer. We do not have a specific formula for the allocation of the various compensation elements (or pay mix) between fixed (base salary) and variable pay, nor for the individual elements of compensation (base salary, short-term (annual) incentive and long-term equity incentive). However, our expectation is that the short-term cash and long-term incentive components of the named executive officer’s total compensation package will comprise the majority of their total targeted compensation. We determine the compensation structure for each individual based on our assessment of a number of factors including:

•	the long-term strategic and shorter-term operational objectives of our business;
•	an analysis of the compensation components and amounts at peer companies;
•	broad-based survey data from companies in our industry and of similar size; and
•	the named executive officer’s level of experience, responsibilities, performance, retention considerations, market trends, relative internal impact of the role and expected future contribution.

Peer Group and Use of Market Data

CSI has served as the independent compensation consultant to the Compensation Committee since 2009. CSI assists the Compensation Committee in designing and implementing our executive compensation program and provides analytical review and assessment of our executive compensation program. In connection with its engagement of CSI and from time to time, the Compensation Committee considered various factors bearing upon CSI’s independence including, but not limited to, the amount of fees received by CSI from us as a percentage of CSI’s total revenue, CSI’s policies and procedures designed to prevent conflicts of interest and the existence of any business or personal relationship that could impact CSI’s independence. After reviewing these and other factors, the Compensation

Committee determined that CSI was able to provide independent and objective advice and that its engagement did not present any conflicts of interest. Other than executive and Board compensation consulting, CSI did not provide any other services to the Company in 2018. The Compensation Committee has continued to engage CSI for executive compensation services in 2019.

The Compensation Committee and management sought the views of CSI regarding market trends for executive compensation and analysis of specific compensation program components. CSI provides information comparing direct compensation for the named executive officers to market data from a group of peer companies (as described below) as well as other broader-based survey sources. “Direct compensation” encompassed base salary, annual bonus opportunities and long-term compensation in the form of equity grants. CSI also assisted in the analysis for determining the number of additional shares to be authorized for issuance under the 2017 Plan as set forth in Proposal 4. Based on CSI’s recommendation, the Compensation Committee selected a group of peer companies that has been used since 2013 in establishing compensation levels for the named executive officers. CSI has provided median percentile compensation information from this peer group for base salary and short-term and long-term incentive compensation and has updated it during the period to reflect estimated changes in market term levels. Consistent with standard practices, due to the varying sizes of the companies included in the peer group, CSI used statistical analysis to “size-adjust” the market compensation data to reflect our relative annual revenue. This peer group consisted of the following public companies and the companies noted in footnote 1 below:

Bottomline Technologies, Inc.	J2 Global Communications, Inc.	Synchronoss Technologies, Inc.
Cogent Communications Group, Inc.	Limelight Networks, Inc.	Virtusa Corporation
Coresite Realty Corp.	LogMeIn, Inc.
Digi International Inc.	NIC, Inc.
(1)	Since the selection of the group of peer companies, Aruba Networks, Inc., Cbeyond, Inc., Digital River, Inc., Inteliquent, Inc., Keynote Systems, Inc., Neustar, Inc., Riverbed Technology, Inc., and Websense, Inc., are no longer operating as individual public companies; however, data from these peer companies prior to ceasing operations were used in our analysis.

For 2019, the Compensation Committee will use a peer group consisting of the following public companies:

Boingo Wireless, Inc.	Extreme Networks, Inc.	LogMeln, Inc.
Bottomline Technologies, Inc.	Global Eagle Entertainment, Inc.	MobileIron, Inc.
Brightcove, Inc.	Gogo, Inc.	NIC, Inc.
Carbonite, Inc.	GTT Communications, Inc.	QTS Realty Trust, Inc.
Cogent Communications Holdings, Inc.	Limelight Networks, Inc.	Quinstreet, Inc.
Coresite Realty Corp.	Liquidity Services, Inc.	Ribbon Communications, Inc.
CyrusOne, Inc.	Liveperson, Inc.	Web.com Group, Inc.

The Compensation Committee considers the market compensation data provided by CSI, the experience level of each named executive officer and the responsibilities associated with a particular named executive officer’s role as multiple reference points in evaluating the compensation components and aggregate compensation package for each of the named executive officers. Generally, we target our compensation program to fall within a reasonable range around the median of the market compensation data for similarly-sized companies in the industries in which we compete (telecommunications, information technology, data center cloud computing and hosting industries). While we target the median in the aggregate, individual named executive officer compensation may be either below or above the median based on individual circumstances including performance, experience and/or recruiting and retention needs. When our corporate performance exceeds targets established by the Compensation Committee, the total cash compensation paid to our named executive officers, as a group, may exceed targeted total cash compensation levels, which reflects the Compensation Committee’s commitment to pay for performance. When our corporate performance does not meet our established targets, total cash compensation of our named executive officers generally would be below targeted levels, which also reflects a commitment to pay for performance.

Principal Components of our Executive Compensation Program

Base Salary

Base salary is the only fixed component of our named executive officers’ total compensation package. Our annual salary review process is based on our overall annual budget guidelines and is influenced by, among other things, competitive market data (provided by CSI), role and responsibility in our Company and individual performance. Our salary increase philosophy provides for larger increases for higher levels of individual performance and increased responsibilities.

Annual Performance Review.

All employees, including named executive officers, undergo an annual performance review. The employee’s performance for the prior year is evaluated by his or her direct manager.

Our CEO reviews the performance for each executive officer, which includes the individual’s overall responsibilities, specific operational goals and objectives, results and tenure in the particular position. The CEO uses his judgment in assessing those factors in both a quantitative and qualitative manner. Together with the competitive market data, this review guides the CEO’s recommendation for each named executive officer’s salary increase. Each year, our CEO reviews the competitive market data along with his recommendations for salary increases with the Compensation Committee. The Compensation Committee makes the final determination of each executive officer’s base salary.

With respect to the performance assessment of the CEO, the Compensation Committee reviews his performance against his pre-defined goals and objectives, the performance of our Company and competitive market data and makes a recommendation to the full Board as to any change in base salary. After considering the recommendation of the Compensation Committee, the full Board (excluding Mr. Aquino), consisting of all independent directors, meets in executive session to determine and approve the CEO’s base salary.

2018 and 2019 Base Salaries. In our continued effort to focus on performance-based compensation and incentives and our philosophy that a majority of named executive officers’ total annual compensation is at risk and based on our performance, the Compensation Committee did not approve any salary increases (detailed in the table below) for 2018 for our named executive officers, including our CEO (whose base salary was determined by the Board), as described below. For 2019, modest salary increases were made for Messrs. Day and Diegnan for their promotions and increased responsibilities. In 2016, 2017 and 2018, the Company hired new executive officers and each respective executive officer’s salary was based on market guidelines influenced by competitive market data at the time of hire.

Name	2018 Base Salary Increase (%)	2018 Base Salary ($)	2019 Base Salary Increase (%)	2019 Base Salary ($)
Peter D. Aquino	—	$505,000	—	$505,000
James C. Keeley	—	$275,000	—	$275,000
Andrew G. Day(1)(2)	—	$247,900	21%	$300,000
Richard P. Diegnan(1)	—	$225,000	11%	$250,000
Robert M. Dennerlein	—	$275,000	—	—
Corey J. Needles	—	$250,000	—	—
(1)	In connection with these executives’ promotions to Executive Vice Presidents, the Compensation Committee modestly increased these executives’ salaries.
(2)	Mr. Day is paid in Canadian dollars. For this table, amounts were converted in US dollars based on the exchange rate of 0.74 on December 31, 2018.

Short-Term (Annual) Incentive Compensation

Our Compensation Committee believes short-term incentive compensation opportunities for named executive officers should be competitive with incentive compensation at peer companies of similar size and companies with whom we compete for exceptional talent. Our corporate financial targets are based on our financial plan approved by the Board. This approach ensures alignment and focus among named executive officers around the attainment of corporate and business unit financial targets. The Compensation Committee considers, among other things, each named executive officer’s performance, experience level and potential to impact our short-term performance when setting an individual’s annual incentive compensation opportunity.

Our Compensation Committee approved target awards to named executive officers as a percentage of base salary, approved performance metrics, and reviewed results achieved compared to such performance metrics. The Board (excluding Mr. Aquino) approved any award to Mr. Aquino after receiving recommendations from the Compensation Committee.

Short-Term Annual Incentive Plan. In 2018, we continued our pay for performance focus, and all named executive officers with similar corporate and, in the case of our business unit executives, business unit financial goals. Each of our executive officers is eligible to receive an award under our 2018 Short-Term Incentive Plan (the “2018 STIP”) for achievement of revenue, Adjusted EBITDA, Adjusted EBITDA less CAPEX and personal performance targets only if the threshold level for Adjusted EBITDA is achieved. Any award earned under the 2018 STIP was tied to the following Board-approved financial targets and personal performance:

•	revenue (20% of potential award);
•	Adjusted EBITDA (50% of potential award);
•	Adjusted EBITDA less CAPEX (20% of potential award); and
•	individual and team performance goals (10% of potential award).

Our executive officer that led our INAP INTL business unit, Mr. Day, was focused on these three corporate financial targets in addition to financial targets of his business unit. An award earned under the 2018 STIP was based on the following allocation:

•	revenue (15% of potential award);
•	Adjusted EBITDA (40% of potential award);
•	Adjusted EBITDA less CAPEX (15% of potential award); and
•	individual and team performance goals (30% of potential award).

Each named executive officer was evaluated based on the achievement of individual and team performance goals.

•	Peter D. Aquino achieved his individual leadership and operational goals, including acquisition of SingleHop LLC and additional flagship data centers, as well as, developed international strategic partnerships.
•	James C. Keeley achieved his individual and group goals of restructuring his group, as well as, supporting the audit, tax, accounting, information technology, and procurement functions.
•	Andrew G. Day achieved individual and group goals including improved customer relationships, closing strategic transactions, and developing his leadership team.
•	Richard P. Diegnan achieved his individual and group goals of supporting the Company with respect to transactions, litigation, contracts, regulatory filings including SEC filings and other legal matters.

Since Messrs. Dennerlein and Needles separated from the Company in 2018, they were not eligible for a STIP award.

Our revenue, Adjusted EBTIDA and Adjusted EBITDA less CAPEX targets for the 2018 STIP were as follows:

Criteria	Target ($ in millions)	2018 Actual Performance ($ in millions)	Achievement (%)
Revenue	$322	$317	98%
Adjusted EBITDA (non-GAAP)(1)	$110	$111	101%
Adjusted EBITDA less CAPEX(1)	$60	$70	115%
(1)	Adjusted EBITDA and Adjusted EBITDA less CAPEX are non-GAAP financial measures, which we define in Annex A. Reconciliations between Adjusted EBITDA and Adjusted EBITDA less CAPEX to the most directly comparable GAAP measures are also provided in Annex A.

The minimum, target and maximum payouts for corporate and business unit goals were as follows:

	% Achievement versus Target	Potential Corporate Payout	Potential BU Payout
Max.	105%	125%	125%
Target	100%	100%	100%
Min.	95%	75%	75%

The Compensation Committee elected to use revenue, Adjusted EBITDA and Adjusted EBITDA less CAPEX because each performance metric is tied to long term profitable growth and the creation of shareholder value. The Compensation Committee designed the 2018 STIP to only award cash bonuses if the named executive officers achieved at least 100% (the target level) of Adjusted EBITDA performance, regardless of achieving revenue or Adjusted EBITDA less CAPEX targets.

Each named executive officer’s target award is disclosed below and in the Grants of Plan Based Awards table, as well as the threshold and maximum award under the 2018 STIP. Target awards for Messrs. Aquino, Keeley, Day and Diegnan were also set forth in each executive officers’ employment agreement or employment arrangement as set forth under “Employment Agreements with the Named Executive Officers”.

	Potential STIP Payout
Name	Target %	2018 Earned Salary	Threshold	Target	Max
Peter D. Aquino(1)	100%	$505,000	$252,500	$505,000	$1,010,000
James C. Keeley	50%	$148,077	$37,019	$74,038	$92,548
Andrew G. Day(2)	50%	$247,900	$61,975	$123,950	$154,938
Richard P. Diegnan	50%	$225,000	$56,250	$112,500	$140,625
(1)	Pursuant to Mr. Aquino’s Employment Agreement, the maximum potential cash bonus he can receive is 200% of base salary.
(2)	Mr. Day is paid in Canadian dollars. For this table, amounts were converted in US dollars based on the exchange rate of 0.74 on December 31, 2018.

We believe that the structure of our 2018 STIP appropriately aligns the interests of our executive officers with those of our shareholders.

For 2018, the Compensation Committee (and the Board in the case of our CEO) evaluated our corporate performance, applicable business unit performance and individual performance in determining the awards paid to each named executive officer. Targets for each of the performance objectives discussed above are designed to enhance stockholder value, are competitive and support our financial plan and overall business goals. Each named executive officer, other than Mr. Day, received an award above their target award in recognition of the percentage achievement of corporate goals and their individual performance in 2018. Mr. Day received an award in recognition of the percentage achievement of corporate and business unit goals and his individual performance in 2018.

The amounts paid to each named executive officer are set forth below and also in the Summary Compensation Table below under the column “Non-Equity Incentive Plan Compensation”:

Name	STIP Percentage Award (% of Target)	STIP Award ($)
Peter D. Aquino	107%	$540,130
James C. Keeley	107%	$79,189
Andrew G. Day(1)	88%	$109,320
Richard P. Diegnan	107%	$120,326
(1)	Mr. Day is paid in Canadian dollars. For this table, amounts were converted in US dollars based on the exchange rate of 0.74 on December 31, 2018.

The Compensation Committee and the Board will continue to consider the needs of our Company, particularly as we execute on our turnaround and integration plans, in designing and implementing our cash compensation programs.

Long-Term Equity Incentive Compensation

We grant long-term equity incentive compensation annually under the 2017 Plan, which our shareholders approved at the 2017 annual meeting of shareholders and amendments at the 2018 annual meeting of shareholders.

Equity Grant Practices. Our Compensation Committee administers our 2017 Plan and approves the amount of and terms applicable to grants and awards to executive officers, other than grants and awards to our Chief Executive Officer, which our full Board approves. In addition to annual grants, the Compensation Committee may approve special grants or awards to executive officers, such as a grant or award to a new hire, or for a promotion.

Our Compensation Committee annually reviews long-term equity incentive levels for all executive officers in light of long-term strategic and performance objectives and each executive officer’s role within our Company and current and anticipated contributions to our future performance. In determining the aggregate value of grants for an individual, the Compensation Committee considers the individual’s level of experience, responsibilities, performance, retention considerations, market trends, relative internal impact of the role and expected future contribution, personal and business unit performance and internal peer equity, as well as the competitive market data provided by CSI. Our CEO provides input to these decisions, except in the case of his own compensation.

It has been the Compensation Committee’s practice to approve annual grants at its regularly-scheduled meetings in March. The Compensation Committee expects to continue this practice in future years and will attempt to schedule regular meetings to accommodate this practice.

Restricted Stock. For 2018, the Compensation Committee designed our long-term equity program to encourage achieving Adjusted EBITDA less CAPEX goals and to promote retention of our executive officers. Each of our named executive officers was granted restricted stock, 50% of which could be earned based on achieving Adjusted EBITDA less CAPEX goals for 2018 and 50% was subject to time vesting. The performance-based restricted stock is earned on an all or nothing basis, i.e., the Adjusted EBITDA less CAPEX target must be met in order for the performance shares to vest.

The performance-based restricted stock was tied to the achievement of Adjusted EBITDA less CAPEX goal for fiscal year 2018, as set forth below:

Criteria	Target ($ in millions)	2018 Actual Performance ($ in millions)	Achievement (%)
Adjusted EBITDA less CAPEX (non-GAAP)	$60	$70	100%

The Compensation Committee selected Adjusted EBITDA less CAPEX as the performance metric because it is an important measure of how our business operates and is tied to the increase in the trading price of our common stock. All of the performance-based restricted stock was earned by the named executive officers as the Company met the target for Adjusted EBITDA less CAPEX for fiscal year 2018. The Adjusted EBITDA less CAPEX targets were challenging and supported our overall transformation plan for 2018.

Equity is awarded in shares of our common stock, based on the 90-day rolling average closing price of a share of common stock on the date of grant. Subject to limited exceptions under the 2017 Plan, awards granted under the 2017 Plan are subject to a minimum vesting period of one year from the date the award is made. Restrictions on time-vested restricted stock generally lapse in three equal annual installments beginning on the first anniversary of the grant date. In respect to the performance portion, if the goal is achieved, restrictions on performance based restricted stock lapse in three equal annual installments beginning on the first anniversary of the grant date. Vesting of the shares of restricted stock is conditioned upon continued employment with the Company, and is subject to acceleration upon certain events. In connection with their respective separation from the Company in 2018, Messrs. Dennerlein and Needles forfeited their unvested restricted stock awards.

Named executive officers received the following equity awards in 2018 under our annual long-term incentive program:

Name	Number of Shares of Restricted Stock Granted in 2018
Peter D. Aquino	158,076
James C. Keeley	12,992
Andrew G. Day	17,498
Richard P. Diegnan	15,464
Robert M. Dennerlein(1)	18,900
Corey J. Needles(1)	17,182
(1)	In connection with their separation from the Company in 2018, Mr. Dennerlein forfeited 37,176 unvested shares of restricted stock that were granted in 2017 and 2018 and Mr. Needles forfeited 33,796 unvested shares of restricted stock that were granted in 2017 and 2018.

For the grant date fair values of the restricted stock, please see the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Clawback Policy and Equity Agreements. We have a robust clawback policy that allows us to recover compensation paid to any executive officer whether or not they engaged in fraud or intentional misconduct in the event of a financial statement restatement. In addition, all our equity agreements under the 2017 Plan contain a “clawback” provision that provides us with the ability to impose the forfeiture of equity compensation in the event of any financial restatement or mistake in financial calculations.

Mr. Aquino’s Original Sign-On Awards

As a material inducement to Mr. Aquino entering into employment with the Company, Mr. Aquino received 396,250 restricted shares of the Company’s common stock in 2016.

A portion of the shares of restricted stock are subject to time-based vesting, a portion are subject to performance-based vesting based on the Company achieving specified stock price targets, and a portion are subject to vesting based on both the Company achieving specified performance targets based on the Company’s stock price and time-based vesting following the Company’s achievement of those performance targets. The terms of the awards are summarized below. The closing price performance targets were increased in conformity with the reverse stock split effected in November 2017.

Performance Awards

•	50,000 restricted shares will be earned and vest when our common stock trades with a closing price of at least $20.00 for five business days.
•	62,500 restricted shares will be earned and vest when our common stock trades with a closing price of at least $30.00 for five business days.
•	62,500 restricted shares will be earned and vest when our common stock trades with a closing price of at least $40.00 for five business days.

For each of these awards, the five business days requirement need not be consecutive, and Mr. Aquino must achieve the trading price goal within three years of his date of hire.

Time-Based Awards

•	25,000 restricted shares will vest on the first anniversary of the date of the award if Mr. Aquino is still employed by us on that date.
•	25,000 restricted shares will vest on the second anniversary of the date of the award if Mr. Aquino is still employed by us on that date.
•	25,000 restricted shares will vest on the third anniversary of the date of the award if Mr. Aquino is still employed by us on that date.

Hybrid Awards

•	87,500 restricted shares will be earned when our common stock trades with a closing price of at least $20.00 for five business days.
•	58,750 restricted shares will be earned when our common stock trades with a closing price of at least $30.00 for five business days.

For each of these awards, the five business days requirement need not be consecutive, and Mr. Aquino must achieve the trading price goal within three years of his date of hire. If this target is achieved, then 1/3 of the award will vest annually from the date the target was achieved.

Achievement of Target Price

On October 16, 2017, the 5 day target price of $20.00 was achieved and the performance award of 50,000 restricted shares vested. In addition, the hybrid award of 87,500 was earned due to the achievement of the target price of $20.00 and vests annually, 1/3 of the award on each of October 16, 2018, October 16, 2019 and October 16, 2020. The awards based on the $30.00 or $40.00 stock price targets have not been earned.

Stock Ownership Guidelines

Our executive officers and non-employee directors have been subject to robust stock ownership guidelines since 2010, which help align their interests with those of our shareholders. These individuals are required to beneficially own a number of shares of Company common stock having a value equal to or greater than the following thresholds:

Individual	Multiple
Chief Executive Officer	6.0x base salary
Chief Financial Officer	3.0x base salary
All Other Executive and Senior Vice Presidents	2.0x base salary
Non-Employee Directors	5.0x annual retainer

The guidelines require the listed individuals to retain 100% of the shares granted to them by the Company (net of applicable taxes) until the guidelines are achieved. Unrestricted stock held by the individual, including shares purchased on the open market, shares acquired upon exercise of stock options and shares granted by us that have vested, as well as restricted stock still subject to time-based vesting (which are credited toward the guidelines on a pre-tax basis) are credited toward the satisfaction of the ownership guidelines. Unexercised stock options, whether vested or unvested, are not credited toward the satisfaction of the ownership guidelines.

The Board routinely reviews the stock ownership guidelines and may make adjustments to ensure that the interests of executive officers are aligned with our shareholders.

Perquisites Policy

It is our current policy to not provide perquisites to our executive officers. We have, from time to time, offered certain benefits to the named executive officers in connection with their business travel to our corporate headquarters or our Atlanta-based operations. We provide named executive officers with the same benefits available to all of our salaried employees, including (a) a choice of medical, dental and vision plans; (b) basic and voluntary life insurance; (c) short-term disability, long-term disability and long-term care insurance; and (d) participation in our 401(k) plan, including discretionary Company-matching contributions. The Company does not have a pension plan.

Limitations on the Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits to $1 million the tax deduction available to public companies for annual compensation that is paid to covered employees (generally, the named executive officers). Historically, compensation payments in excess of $1 million to the Chief Executive Officer and the other three most highly compensated executive officers (other than the Chief Financial Officer) were subject to the Code Section 162(m) limit on deductibility with certain exceptions for qualified “performance-based” compensation. The Tax Cuts and Jobs Act (the “TCJA”) signed into law in December 2017, contained significant changes to Code Section 162(m), including the elimination of the performance-based compensation exception for corporate tax years beginning after December 31, 2017, and an expansion of employees covered by the provision.

Section 162(m) now covers, in addition to those officers who were previous covered, the Chief Financial Officer and any individual who served as the Chief Financial Officer in the relevant taxable year. In addition, once an individual becomes a covered employee under Code Section 162(m) for any taxable year beginning after December 31, 2016, this status carries forward to all future years, even in the event of the employee’s termination or death. The Compensation Committee expects in the future to authorize compensation in excess of $1,000,000 to our named executive officers that will not be deductible under Code Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders. Because we have available net operating losses, however, we expect the impact of any non-deductibility to be negligible for at least the next several years.

Employment Agreements with the Named Executive Officers

Employment Agreements with Peter D. Aquino

On September 12, 2016, the Company and Mr. Aquino entered into an employment agreement. Under the employment agreement, Mr. Aquino will serve as President and Chief Executive Officer of the Company for the three-year period from September 19, 2016 through September 18, 2019, unless terminated earlier. Mr. Aquino is entitled to an annual base salary of $505,000 and is eligible to receive a target cash bonus in 2017 and beyond of 100% of his base salary. If Mr. Aquino achieves performance goals, he will be able to obtain a maximum potential cash bonus of 200% of base salary, upon the recommendation of the Compensation Committee and the approval of the Board. Pursuant to the employment agreement, Mr. Aquino received a bonus of $585,756 in the first quarter of 2018 for 2017 performance. Mr. Aquino further received a grant of an award of restricted stock with respect to 396,240 shares of common stock of the Company, as mentioned above.

The employment agreement also provides that if Mr. Aquino incurs a qualifying termination other than during a protection period, (which is as defined as a period beginning 120 days prior to a change of control event and ending 24 months after the change of control event), Mr. Aquino shall be entitled to (1) severance payment consisting of Mr. Aquino’s base salary plus annual target bonus amount in equal monthly installments payable over a 12 month period; (2) payment of any earned and unpaid base salary as of termination of his employment; and (3) payment of any earned but unpaid other amounts due as of the termination of his employment.

If Mr. Aquino incurs a qualifying termination during a protection period, (which is as defined as a period beginning 120 days prior to a change of control event and ending 24 months after the change of control event), Mr. Aquino shall be entitled to (1) severance payment consisting of Mr. Aquino’s base salary plus annual target bonus amount multiplied by two (2) in equal monthly installments payable over a 12 month period; (2) payment of any earned and unpaid base salary as of termination of his employment; and (3) payment of any earned but unpaid other amounts due as of the termination of his employment.

Mr. Aquino is entitled to receive the benefits and perquisites we generally provide to our senior executives, including reimbursement for air travel and accommodations for business travel between Northern Virginia and Atlanta.

On March 16, 2018, the Company and Mr. Aquino amended the employment agreement, dated September 12, 2016. The principal changes to the employment agreement consist of the following: (i) at the end of the current term of the employment agreement, which is due to end on September 19, 2019, the term will automatically renew for successive one-year periods unless either party provides advance written notice of non-renewal; and (ii) non-renewal of the employment agreement by the Company is treated as a Qualifying Termination (as defined in the employment agreement) of Mr. Aquino’s employment, which will entitle Mr. Aquino to severance pay and other benefits.

Employment Arrangements with James C. Keeley

Pursuant to the terms of an Offer Letter, dated as of June 8, 2018, by and between the Company and Mr. Keeley, Mr. Keeley will receive (1) an annual base salary of $275,000; (2) an annual cash incentive bonus based upon criteria established by the Company’s Board of Directors at a target level of 50% of earned base salary; (3) a pro-rated annual restricted stock grant at a target level of 100% of base salary, subject to three-year vesting, 50% of which shall be subject to time-based vesting, and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board of Directors; and (4) customary benefits, including paid time off. After completing one year of service, Mr. Keeley will be eligible to receive twelve (12) months of severance pay for a termination without cause and prior to the completion of one year of service six (6) months of severance pay.

On December 13, 2018, the Company appointed Mr. Keeley as EVP, Chief Financial Officer. In connection with his promotion, the Company and Mr. Keeley entered into a letter agreement, dated December 13, 2018, and effective

January 1, 2019, Mr. Keeley will receive: (i) an annual base salary of $275,000; (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board of Directors at a target level of 60% of earned base salary; (iii) an annual restricted stock grant at a target level of 125% of base salary, subject to three-year vesting, 50% of which shall be subject to time-based vesting, and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board of Directors; (iv) customary benefits, including paid time off; and (v) twelve (12) months of severance pay for a termination without cause, or twelve (12) months severance pay plus target annual cash incentive bonus (as if met 100% of target bonus objectives) without cause in connection with change of control.

The changes from Mr. Keeley’s prior employment letter were an increase in annual cash incentive bonus from 50% to 60%, an increase in annual restricted stock grants target level from 100% to 125%, and twelve (12) months of salary and target bonus paid in connection with change of control.

Employment Arrangements with Andrew G. Day

Pursuant to the terms of an offer letter dated as of March 30, 2017, and by and between the Company’s subsidiary and Mr. Day, Mr. Day will receive (i) an annual base salary of $335,000 CAD (or approximately $250,000, as Mr. Day is paid in Canadian dollars and the US equivalent is based on current exchange rates); (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board or Compensation Committee at a target level of 50% of base salary; (iii) an annual restricted stock grant in a value equal to one times base salary, subject to three-year vesting, 50% of which shall be subject to time-based vesting and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board or Compensation Committee; (iv) upon termination following six (6) months of employment by the Company, severance equal to twelve (12) months of base salary and payment of the costs of benefits as required pursuant to Canada’s Employment Standards Act, 2000; and (v) customary benefits, including paid vacation days.

On December 13, 2018, the Company appointed Mr. Day, as the Company’s EVP, Chief Operating Officer. In connection with his promotion, the Company and Mr. Day entered into a letter agreement, dated December 13, 2018, and effective January 1, 2019, Mr. Day will receive: (i) an annual base salary of $300,000; (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board of Directors at a target level of 60% of earned base salary; (ii) an annual restricted stock grant at a target level of 125% of base salary, subject to three-year vesting, 50% of which shall be subject to time-based vesting, and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board of Directors; (iv) customary benefits, including paid time off; and (v) twelve (12) months of severance pay for a termination without cause, or twelve (12) months severance pay plus target annual cash incentive bonus (as if met 100% of target bonus objectives) without cause in connection with change of control.

The changes from Mr. Day’s prior employment agreement were an increase in salary of $50,000 from $250,000 to $300,000, an increase in annual cash incentive bonus from 50% to 60%, an increase in annual restricted stock grants target level from 100% to 125%, and twelve (12) months of salary and target bonus paid in connection with change of control.

Employment Arrangements with Richard P. Diegnan

Pursuant to the terms of an offer letter dated as of November 7, 2016, by and between the Company and Mr. Diegnan, Mr. Diegnan will receive (i) an annual base salary of $225,000; (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board or Compensation Committee at a target level of 50% of base salary; (iii) potential additional cash bonus up to 75% of base salary, subject to Compensation Committee discretion; (iv) an annual restricted stock grant in a value equal to one times base salary, subject to three-year vesting, 50% of which shall be subject to time-based vesting and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board or Compensation Committee; (v) upon termination following ninety (90) days of employment by the Company, severance equal to twelve (12) months of base salary and payment of the costs of COBRA coverage through the severance period; and (vi) customary benefits, including paid vacation days.

On December 13, 2018, the Company appointed Mr. Diegnan as EVP, General Counsel & Corporate Secretary. In connection with his promotion, the Company and Mr. Diegnan entered into a letter agreement, dated December 13, 2018, and effective January 1, 2019, Mr. Diegnan will receive: (i) an annual base salary of $250,000; (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board of Directors at a target level of 60% of earned base salary; (iii) an annual restricted stock grant at a target level of 125% of base salary, subject to three-year vesting, 50% of which shall be subject to time-based vesting, and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board of Directors; (iv) customary benefits, including paid time off; and (v) twelve (12) months of severance pay for a termination without cause, or twelve (12) months severance pay plus target annual cash incentive bonus (as if met 100% of target bonus objectives) without cause in connection with change of control.

The changes from Mr. Diegnan’s prior employment letter were an increase in salary of $25,000 from $225,000 to $250,000, an increase in annual cash incentive bonus from 50% to 60%, an increase in annual restricted stock grants target level from 100% to 125%, and twelve (12) months of salary and target bonus paid in connection with change of control.

Employment Arrangements and Separation Agreement with Robert M. Dennerlein

Pursuant to the terms of an offer letter dated as of October 28, 2016, by and between the Company and Mr. Dennerlein, Mr. Dennerlein will receive (i) an annual base salary of $275,000; (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board or Compensation Committee at a target level of 50% of base salary and a maximum level of 100% of base salary; (iii) an annual restricted stock grant in a value equal to one times base salary, subject to three-year vesting, 50% of which shall be subject to time-based vesting and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board or Compensation Committee; (iv) upon termination following ninety (90) days of employment by the Company, severance equal to twelve (12) months of base salary and payment of the costs of COBRA coverage through the severance period, and (v) customary benefits, including paid vacation days.

In connection with Mr. Dennerlein’s separation, the Company and Mr. Dennerlein entered into a Release Agreement, effective June 11, 2018 whereby, Mr. Dennerlein received: (i) severance pay equal to $275,000 payable over a twelve (12) month period; and (ii) COBRA premiums for twelve (12) months, which are the severance benefits as set forth in his offer letter.

Employment Arrangements and Separation Agreement with Corey J. Needles

Pursuant to the terms of an offer letter dated as of January 3, 2017, and by and between the Company and Mr. Needles, Mr. Needles will receive (i) an annual base salary of $250,000; (ii) an annual cash incentive bonus based upon criteria established by the Company’s Board or Compensation Committee at a target level of 50% of base salary; (iii) an annual restricted stock grant at the discretion of the Compensation Committee, subject to three-year vesting, 50% of which shall be subject to time-based vesting and 50% of which shall be subject to performance-based vesting as determined by the Company’s Board or Compensation Committee; (iv) upon termination following six (6) months of employment by the Company, severance equal to twelve (12) months of base salary; and (v) customary benefits, including paid vacation days.

In connection with Mr. Needles’ departure, on December 31, 2018, the Company and Mr. Needles entered into a Release Agreement, whereby Mr. Needles received a severance pay equal to $250,000 payable over a twelve (12) month period, which is the severance benefit as set forth in his offer letter.

Potential Payments upon Termination or Change in Control

The tables below illustrate for each of Messrs. Aquino, Keeley, Day, and Diegnan, the amounts that he would receive under the applicable termination scenario as of December 31, 2018. Messrs. Dennerlein and Needles are not included below as their employment ended prior to or on December 31, 2018 and the amounts which each former executive officer is entitled to are set forth above.

Peter D. Aquino

Benefit	Termination For Cause ($)	Termination Without Cause ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)
Severance payment	—	$505,000	—	—	$505,000
Bonus	—	—	—	—	—
Continued benefits	—	—	—	—	—
Life Insurance Payment	—	—	—	$505,000	—
Payment for Outstanding Equity Awards	—	—	—	—	$1,850,871
Total	—	$505,000	—	$505,000	$2,355,871

In addition to the severance payment, Mr. Aquino would be entitled to any Accrued Obligation under Article III “Termination Benefit” under his Employment Agreement, dated September 12, 2016. Accrued Obligations include payment of any earned and unpaid Base Salary as of Termination of Employment, and payment of any earned but unpaid other amounts due as of the Termination of Employment, including but not limited to, any unpaid, earned bonus pursuant to the Company’s short-term incentive plan as well as 401(k) matching dollars earned as of Termination of Employment pursuant to the terms of the 401(k) Savings Plan.

James C. Keeley

Benefit	Termination For Cause ($)	Termination Without Cause ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)
Severance payment	—	$275,000	—	—	$275,000
Bonus	—	—	—	—	—
Continued Benefits	—	—	—	—	—
Life Insurance Payment	—	—	—	$275,000	—
Payment for Outstanding Equity Awards	—	—	—	—	$53,917
Total	—	$275,000	—	$275,000	$328,917

Andrew G. Day

Benefit	Termination For Cause ($)	Termination Without Cause ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)
Severance payment	—	$247,900	—	$247,900	$247,900
Bonus	—	—	—	—	—
Continued Benefits	—	—	—	—	$110
Life Insurance Payment	—	—	—	—	—
Payment for Outstanding Equity Awards	—	—	—	—	$139,747
Total	—	$247,900	—	$247,900	$387,757

Mr. Day is paid in Canadian dollars. For this table, amounts were converted in US dollars based on the exchange rate of 0.74 on December 31, 2018.

Richard P. Diegnan

Benefit	Termination For Cause ($)	Termination Without Cause ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)	Termination following a Change in Control ($)
Severance payment	—	$225,000	—	—	$225,000
Bonus	—	—	—	—	—
Continued Benefits	—	$19,612	—	—	$19,612
Life Insurance Payment	—	—	—	$225,000	—
Payment for Outstanding Equity Awards	—	—	—	—	$126,235
Total	—	$244,612	—	$225,000	$370,847

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Aquino. The purpose of the pay ratio disclosure is to provide a measure of the equitability of pay within the organization.

We believe executive pay must be internally consistent and equitable to motivate our employees to create shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our non-managerial employees receive.

For 2018, our last completed fiscal year, the median employee’s compensation, Mr. Aquino’s compensation and the estimated ratio is as follows:

Median employee’s total annual compensation	$85,243.46
Mr. Aquino’s total annual compensation	$3,045,706
Estimated ratio of PEO to median employee compensation	36 to 1

We identified the median employee by examining the 2018 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2018, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time, or seasonal basis, except for eleven employees located in the United Kingdom and five employees located in the Netherlands, as the number of employees in those locations is less than 2% of all employees and 107 employees from SingleHop LLC (“SingleHop”). Since the SingleHop acquisition closed in February 2018, the Company does not have the full year salary data for the SingleHop employees. As of December 31, 2018, we employed 455 employees in the United States and 185 outside of the United States for a total number of 640 employees worldwide.

We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We believe the use of total cash compensation for all employees is a consistently applied compensation measure, because we do not widely distribute annual equity awards to employees. Approximately ten percent of our employees receive annual equity awards.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table later in this proxy statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules and guidance promulgated by the SEC as of the date of this proxy statement. We have derived this estimate based on our payroll and employment records and the methodologies described above and set forth in the Summary Compensation Table. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers for services rendered during 2018, 2017, and 2016.

Name and Principal Position(1)	Year	Salary	Bonus		Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Peter D. Aquino President and Chief Executive Officer	2018	$505,000	$		$1,982,274	$540,130	$18,302	$3,045,706
	2017	505,000		—	860,000	585,756	7,913	1,958,669
	2016	135,961		142,508	1,201,800	—	—	1,480,269

James C. Keeley Executive Vice President & Chief Financial Officer	2018	148,077		—	151,096	79,189	7,516	385,878

Andrew G. Day(5) Executive Vice President & Chief Operating Officer	2018	258,021		—	219,424	109,320	441	587,206
	2017	188,309		—	260,680	135,989	—	584,978

Richard P. Diegnan Executive Vice President, General Counsel & Corporate Secretary	2018	225,000		—	193,918	120,326	22,188	561,432
	2017	225,000			235,444	180,490	15,976	656,910

Robert M. Dennerlein Former Chief Financial Officer	2018	142,788		—	237,006	—	308,316	688,110
	2017	275,000		—	287,768	184,488	16,448	763,704
	2016	31,730		—	—	—	—	31,730

Corey J. Needles Former Senior Vice President and General Manager, INAP US	2018	250,000			215,462	—	264,180	729,642
	2017	230,769		—	261,606	159,109	11,614	663,098
(1)	Information is not presented for years in which the individual was not a named executive officer. Mr. Keeley was hired as Chief Financial Officer in June 2018. Mr. Dennerlein separated from the Company in June 2018 and Mr. Needles separated from the Company in December 2018.
(2)	Represents the full grant date fair value of restricted stock awards granted in the years shown, calculated in accordance with FASB ASC Topic 718. We value restricted stock using the closing price of our common stock reported on Nasdaq on the applicable grant date. For valuation assumptions, see Note 11 to our Consolidated Financial Statements for the fiscal year ended December 31, 2018 and Note 12 to our Consolidated Financial Statements for the fiscal years ended December 31, 2017 and December 31, 2016. The values in this column may not correspond to the actual dollar value that the named executive officer will realize at the time that the restricted stock vests. The maximum potential value of the restricted stock is reflected in the table above $1,982,274 for Mr. Aquino, $151,096 for Mr. Keeley, $219,424 for Mr. Day, $193,918 for Mr. Diegnan, $237,006 for Mr. Dennerlein and $215,462 for Mr. Needles.
(3)	Represents amounts earned under our annual short-term incentive plans. The amounts reported for 2018 were earned under our 2018 STIP and were paid in April 2019. The amounts reported for 2017 were earned under our 2017 STIP and paid in March 2018.
(4)	The compensation listed in this column for 2018 includes: (a) for Mr. Aquino (i) matching contributions under our 401(k) savings of $8,250; and (ii) medical benefits of $10,052; (b) for Mr. Keeley medical benefits of $7,516; (c) for Mr. Day medical benefits of $327 and life insurance of $114; (d) for Mr. Diegnan (i) matching contributions under our 401(k) savings of $8,250; and (ii) medical benefits of $13,938; (e) for Mr. Dennerlein (i) matching contributions under our 401(k) savings of $9,660; (ii) medical benefits of $14,042; (iii) severance payment of $275,000; and (iv) COBRA payment of $9,614; and (f) for Mr. Needles medical benefits of $14,180 and a severance payment of $250,000.
(5)	The amounts presented for Mr. Day has been converted from Canadian dollars to U.S. dollars based on (a) for Mr. Day’s salary, the annual average exchange rate of .78 for 2017 and .77 for 2018; and (b) for Mr. Day’s non-equity incentive plan compensation, the exchange rate on December 31, 2017 of .79 for 2017 and on December 31, 2018 of .77 for 2018.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers in 2018:

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All Other Stock Awards(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Peter D. Aquino
Performance Stock Award	3/19/2018				—	79,038	79,038	—	$991,137
Restricted Stock Award	3/19/2018							79,038	991,137
STIP 2018		$252,500	$505,000	$1,010,000

James C. Keeley
Performance Stock Award	6/11/2018				—	6,496	6,496		75,548
Restricted Stock Award	6/11/2018							6,496	75,548
STIP 2018		37,019	74,038	92,548

Andrew G. Day
Performance Stock Award	3/19/2018				—	8,749	8,749		109,712
Restricted Stock Award	3/19/2018							8,749	109,712
STIP 2018		61,975	123,950	154,938

Richard P. Diegnan
Performance Stock Award	3/19/2018				—	7,732	7,732		96,959
Restricted Stock Award	3/19/2018							7,732	96,959
STIP 2018		56,250	112,500	140,625

Robert M. Dennerlein(5)
Performance Stock Award	3/19/2018				—	9,450	9,450		118,503
Restricted Stock Award	3/19/2018							9,450	118,503

Corey J. Needles(5)
Performance Stock Award	3/19/2018				—	8,591	8,591		107,731
Restricted Stock Award	3/19/2018							8,591	107,731
(1)	Amounts in these columns represent the threshold, target and maximum awards set for the 2018 STIP. Threshold awards reflect minimum Adjusted EBITDA targets as discussed in more detail under CD&A – Short-Term (Annual) Incentive Compensation. The payments under the 2018 STIP were paid in April 2019.
(2)	Under the 2017 Plan, stock options and stock appreciation rights are not authorized and cannot be granted. The performance-based restricted stock awards were granted under the 2017 Plan to our named executive officers. The shares of restricted stock reported in this column were earned based on achieving certain performance objectives in 2018, as discussed in more detail under CD&A- Long-Term Incentive Compensation. Vesting of the shares of restricted stock is conditioned upon continued employment with INAP, and is subject to acceleration upon certain events.
(3)	We granted the restricted stock under our 2017 Plan to named executive officers as set forth in this column. The shares of restricted stock generally vest annually in three equal installments beginning on the first anniversary of the grant date.
(4)	Represents the full grant date fair value of the applicable restricted stock award granted in 2018, calculated in accordance with FASB ASC Topic 718. We value restricted stock using the closing price of our common stock reported on Nasdaq on the applicable grant date. For valuation assumptions, see footnote 2 to the Summary Compensation Table.
(5)	In connection with their separation from the Company in 2018, Mr. Dennerlein forfeited all of the 18,900 shares of restricted stock that were granted in 2018 and Mr. Needles forfeited all of the 17,182 shares of restricted stock that were granted in 2018. Since Messrs. Dennerlein and Needles separated from the Company in 2018, they were not eligible for a 2018 STIP award.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the outstanding stock options and restricted stock awards for each named executive officer as of December 31, 2018:

		Stock Awards
Name	Grant Date	Number of Shares of Stock That Have not Vested(1) (#)		Market Value of Shares of Stock That Have Not Vested(2) ($)	Equity incentive plan awards: Number of Unearned shares, units or other rights that have not vested(3) (#)		Market Value of Shares of Stock That Have Not Vested(2) ($)
Peter D. Aquino	9/19/2016	25,000	(4)	103,750	183,750	(5)	762,563
	9/19/2016	58,333	(6)	242,082	—		—
	6/21/2017	20,834		86,461	—		—
	3/19/2018	79,038		328,808	79,038		328,808

James C. Keeley	6/11/2018	6,496		26,958	6,496		26,958

Andrew G. Day	2/13/2017	7,622		31,631	—		—
	6/21/2017	8,554		35,499	—		—
	3/19/2018	8,749		36,308	8,749		36,308

Richard P. Diegnan	2/13/2017	7,620		31,623	—		—
	6/21/2017	7,334		30,436	—		—
	3/19/2018	7,732		32,088	7,732		32,088

Robert M. Dennerlein(7)	—	—		—	—		—

Corey J. Needles(7)	—	—		—	—		—
(1)	The vesting of the awards granted on September 19, 2016 to Mr. Aquino, are detailed in footnote 6 below. Subject to limited exceptions under the 2017 Plan, awards granted under the 2017 Plan are subject to a minimum vesting period of one year from the date the award is made. Restrictions on time-vested restricted stock generally lapse in three equal annual installments beginning on the first anniversary of the grant date. In respect to the performance portion, if the goal is achieved, restrictions on performance based restricted stock lapse in three equal annual installments beginning on the first anniversary of the grant date. Vesting of the shares of restricted stock is conditioned upon continued employment with the Company, and is subject to acceleration upon certain events.
(2)	The dollar values are calculated using a per share stock price of $4.15, the closing price of our common stock reported on Nasdaq on December 31, 2018.
(3)	The shares of performance-based restricted stock reported in this column have not been earned. The awards reported in this column with the exception of the awards granted on September 19, 2016 to Mr. Aquino, which are detailed in footnote 5 below, will be earned based on achieving specific financial performance objectives. The shares are reported at target.
(4)	Mr. Aquino was granted time-based restricted stock. The remaining 25,000 restricted shares will vest on the third anniversary of the date of the award if Mr. Aquino is still employed by us on that date.
(5)	In connection with the hiring of Mr. Aquino, he was granted performance-based restricted stock. Of the awards reported, 62,500 restricted shares will be earned and vest when our common stock trades with a closing price of more than $30.00 for five business days and 62,500 restricted shares will be earned and vest when our common stock trades with a closing price of more than $40.00 for five business days. In addition, he was granted performance-based restricted stock that will be earned based on meeting performance criteria and will vest 1/3 annually on each anniversary of meeting the applicable performance target. Of the awards reported, 58,750 restricted shares will be earned when our common stock trades with a closing price of more than $30.00 for five business days. The business days need not be consecutive and Mr. Aquino must achieve the trading price goal within three years of his date of hire. The awards are reported at target. On October 16, 2017, the target price of $20.00 was achieved and the performance award of 50,000 restricted shares vested on October 16, 2017.
(6)	The hybrid award of 87,500 was earned due to the achievement of the target price of $20.00 and vests annually, 1/3 of the award vested on October 16, 2018 and the remaining award vesting on 1/3 on each of October 16, 2019 and October 16, 2020.
(7)	In connection with their separation from the Company in 2018, Mr. Dennerlein forfeited 18,276 unvested shares of restricted stock that were granted in 2017 and 18,900 unvested shares of restricted stock that were granted 2018 and Mr. Needles forfeited 16,614 unvested shares of restricted stock that were granted in 2017 and 17,182 unvested shares of restricted stock that were granted 2018.

Option Exercises and Stock Vested in 2018

The following table provides information with respect to option exercises and restricted stock that vested during 2018:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Peter D. Aquino	95,833	$1,229,204
James C. Keeley	—	—
Andrew G. Day	8,086	103,508
Richard P. Diegnan	7,474	95,565
Robert M. Dennerlein	9,136	116,816
Corey J. Needles	8,306	106,203
(1)	The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the closing price of our common stock on the vesting date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on this review and discussion, recommends that the Compensation Discussion and Analysis be included in the proxy statement and filed with the SEC.

The Compensation Committee

Debora J. Wilson (Chair)
Gary M. Pfeiffer
Lance L. Weaver

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Policies and Procedures for Related Person Transactions

We adopted a written related person transaction policy and procedures pursuant to which related parties, namely our executive officers, directors, and principal shareholders, and their immediate family members, are not permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the approval of our Nominations and Governance Committee. Any request for us to enter into or materially modify or amend certain such transactions is required to be presented to our Nominations and Governance Committee for review, consideration, and approval. The Nominations and Governance Committee reviews for approval all direct or indirect transactions or proposed transactions with any officer or director (or their family members) or any person in which any officer or director of our company has any interest.

To identify any transactions with such related parties, upon nomination or appointment, each director nominee and executive officer completes a questionnaire listing his or her related parties, and any transactions with the Company in which the officer or director or their family members have an interest. Additionally, at the end of each fiscal quarter, each director and executive officer, is required to update his or her related parties, and that him or her have not engaged in any transaction that would be required to be disclosed.

The Nominations and Governance Committee will approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the best interests of the Company or its shareholders). In approving or rejecting the proposed transaction, our Nominations and Governance Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Nominations and Governance Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction.

During the year ended December 31, 2018, we did not engage in any transactions with our directors and executive officers, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest, except as set forth below.

Effective November 1, 2016, INAP leases office space in Reston, VA from Broad Valley Capital, LLC, a company 50% owned by Mr. Aquino and 50% by Mr. Diegnan. The lease is at-cost from Broad Valley Capital to INAP and total payment for rent, plus furniture, copier, office supplies, broadband and other in 2018 was $146,571.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

AUDIT & FINANCE COMMITTEE REPORT

The Audit & Finance Committee of the Board consists of three directors who are independent under Nasdaq rules, the Exchange Act, and rules of the SEC, as applicable to audit committee members. The Audit & Finance Committee represents and assists the Board in fulfilling its oversight responsibility regarding the integrity of the Company’s financial statements and the financial reporting and accounting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent registered public accounting firm, the qualifications and independence of the registered public accounting firm, the annual independent audit of our financial statements and compliance with legal and regulatory requirements. In 2018, the Audit & Finance Committee expanded its responsibility to include oversight of the Company’s financial strategy, capital structure, banking relationships and tax policies.

The Audit & Finance Committee is directly responsible in its capacity as a committee of the Board for appointing, retaining, compensating, overseeing, evaluating and terminating (if appropriate) the Company’s independent registered public accounting firm. The Company’s management has primary responsibility for the financial statements and the financial reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements and the systems of internal controls and other procedures designed to promote compliance with accounting standards and applicable laws and regulations.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s financial statements with generally accepted accounting principles and for auditing the effectiveness of the Company’s internal control over financial reporting.

The Audit & Finance Committee has taken steps to provide assurances regarding Audit & Finance Committee composition and procedures, the independence of the company’s independent registered public accounting firm and the integrity of the Company’s financial statements and disclosures. These steps include: (a) reviewing the Audit & Finance Committee Charter; (b) reviewing the Code of Conduct; (c) maintaining a procedure to allow employees, shareholders and the public to report concerns regarding the Company’s financial statements, internal controls and disclosures through the Ethics Hotline; and (d) reviewing procedures for the Audit & Finance Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm.

As part of its supervisory duties, the Audit & Finance Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2018 and discussed those financial statements with the Company’s management, internal auditors and independent registered public accounting firm with and without management present. The Audit & Finance Committee also reviewed and discussed the following with the Company’s management, the internal auditors and independent registered public accounting firm with and without management present:

•	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;
•	revenue recognition;
•	goodwill and other intangible assets;
•	property and equipment;
•	exit activities and restructuring;
•	income taxes;

•	stock-based compensation;
•	capitalized software costs; and
•	system of internal control.

The Audit & Finance Committee has discussed with the Company’s independent registered public accounting firm the results of the independent registered public accounting firm’s examinations and the judgments of the independent registered public accounting firm concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that it is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards, including the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”). The Audit & Finance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the PCAOB in Audit Standard AS 1301. In addition, the Audit & Finance Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit & Finance Committee concerning independence rules and has discussed their independence from the company and the Company’s management with them, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the scope of all fees paid to the independent registered public accounting firm during the year. After and in reliance upon the reviews and discussions described above, the Audit & Finance Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the year then ended that was filed with the SEC.

Audit & Finance Committee

David B. Potts (Chair)
Gary M. Pfeiffer
Peter J. Rogers, Jr.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In February 2019, our Audit & Finance Committee appointed BDO USA, LLP to continue to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. In February 2018 and March 2017, the Audit & Finance Committee appointed BDO as the Company’s independent registered public accounting firm for the fiscal years 2018 and 2017.

Shareholder ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board, however, is submitting the selection of BDO USA, LLP to our shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit & Finance Committee will reconsider whether to retain this firm. Even if the selection is ratified, the Audit & Finance Committee in its discretion may decide to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders. A representative of BDO USA, LLP will be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Independent Auditor’s Fees

The following table shows the aggregate fees for professional services provided by BDO USA, LLP for the fiscal years ended December 31, 2018 and 2017, respectfully:

	2018	2017
Audit Fees(1)	$945,635	$1,157,696
Audit-Related Fees(2)	122,301	205,927
Tax Fees(3)	57,435	135,807
All Other Fees(4)	—	—
Total	$1,125,371	$1,499,430
(1)	Fees related to the audit of our annual financial statements, including the audit of the effectiveness of internal control over financial reporting and reviews of the quarterly financial statements filed on Forms 10-Q.
(2)	Fees related to international statutory filings, and services for due diligence and information technology threats and safeguards.
(3)	Fees related to tax services performed in conjunction with tax consulting and other professional services, such as transfer pricing.
(4)	Fees related to services that are not included in the above categories.

Approval of Audit and Permissible Non-Audit Services

Our Audit & Finance Committee Charter requires the Audit & Finance Committee to review and approve all audit services and all permissible non-audit services to be performed for us by our independent registered public accounting firm. The Audit & Finance Committee will not approve any services that are not permitted by SEC rules.

The Audit & Finance Committee pre-approved all audit and audit related, tax and non-audit related services to be performed for us by our independent registered public accounting firm.

Your Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2019.

PROPOSAL 3
ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

We are asking shareholders to indicate their support for our named executive officer compensation, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their view on compensation for our named executive officers. The say-on-pay vote is advisory and, therefore, not binding on us. Our Board and Compensation Committee value the opinions of our shareholders and will review and consider the voting results when making future decisions regarding our executive compensation program. The say-on-pay vote is required pursuant to Section 14A of the Exchange Act. In 2017, our shareholders voted on an advisory basis to hold say-on-pay votes annually. Based on those results, the Board adopted a policy of providing a say-on-pay vote each year.

Rationale and Scope of Proposal

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured the executive compensation program to achieve the following key objectives:

•	attract and retain talented executive officers who will lead our Company and achieve and inspire superior performance;
•	provide incentives for achieving specific near-term business unit and corporate goals and reward the attainment of those goals at pre-established levels;
•	provide incentives for achieving longer-term financial goals and reward attaining those goals; and
•	align the interests of executive officers with those of the shareholders through incentives based on increasing shareholder value.

The executive compensation program achieves these objectives, in part, by:

•	balancing fixed compensation (base salaries) with performance-based compensation (annual bonuses and long-term incentives);
•	rewarding annual performance while maintaining emphasis on longer-term objectives; and
•	blending cash, non-cash, short- and long-term compensation components and current and future compensation components.

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives. We also encourage shareholders to read the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our recent and long-term success.

Recommendation of the Board

In accordance with the rules of the SEC, and as a matter of good corporate governance, we ask shareholders to approve the following advisory resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the proxy statement for our 2019 Annual Meeting of Shareholders.

Voting

This Proposal is non-binding on us and our Board. Marking the proxy card “For” indicates support; marking the proxy card “Against” indicates lack of support. You may abstain by marking the “Abstain” box on the proxy card.

Your Board of Directors unanimously recommends that you vote FOR approval of the advisory resolution approving executive compensation.

 PROPOSAL 4
APPROVAL OF AN AMENDMENT TO THE
INTERNAP CORPORATION 2017 STOCK INCENTIVE PLAN

General and Summary of Amendments

We are asking our shareholders to approve certain amendments to the Internap Corporation 2017 Stock Incentive Plan, referred to as 2017 Plan:

•	Increase in Shares Available for Grant. To help support our business transformation initiatives and promote responsible use of cash, we are proposing to increase the aggregate number of shares available for grant that may be issued under the 2017 Plan by 1,300,000. The Compensation Committee approved this increase available for grants and awards under the 2017 Plan in March 2019 after taking into account our historical use of equity and potential future equity usage.
•	Update Incentive Plan with Recent Tax Law. The Tax Cuts and Jobs Act (the “TCJA”) was signed into law in December 2017, and contained significant changes to Code Section 162(m), including the elimination of the performance-based compensation exception for corporate tax years beginning after December 31, 2017, and an expansion of employees covered by the provision.
•	Enhance the Repricing Prohibition. Revise prohibition on no repricing without shareholder approval to explicitly prohibit the “voluntary” surrender of underwater stock awards or options.

The following summary of the material terms of the 2017 Plan is qualified by reference to the full text of the Amended and Restated Internap Corporation 2017 Stock Incentive Plan, a copy of which is attached hereto as Annex B.

The 2017 Plan currently permits us to authorize the granting of awards to our directors or employees in the form of restricted stock or restricted stock units, which are subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee.

Why the Board Recommends That You Vote for This Proposal

The Board recommends that shareholders approve an increase the aggregate number of shares of Common Stock that we may issue under the 2017 Plan by 1,300,000 shares. If shareholders approve this increase, the aggregate number of shares that will be available for grants and awards under the 2017 Plan will be 3,425,000 shares. The Board is asking for the increase, in order to attract, retain and compensate our employees and directors and align the interests of our shareholders with management. As of March 22, 2019, 2,125,000 shares of restricted stock have been granted pursuant to the 2017 Plan.

As of March 22, 2019, there are no shares available for issuance under the 2017 Plan. If the amendment to the 2017 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our shareholders as well as alignment provided by equity-based awards. Accordingly, our Board recommends the approval of the amendments to the 2017 Plan.

The following includes aggregated information regarding our view of the overhang and dilution associated with INAP’s prior incentive plans: Internap Network Services Corporation 1999 Non-Employee Directors’ Stock Option Plan (“1999 Plan”); Internap Network Services Corporation 2000 Non-Officer Equity Incentive Plan (“2000 Plan”); the Internap Corporation 2005 Stock Incentive Plan (“2005 Plan”) and the Internap Corporation 2014 Stock Incentive Plan (“2014 Plan”); and 2017 Plan and the potential shareholder dilution that would result if our proposed additional share authorization under the 2017 Plan is approved. The information below is as of March 22, 2019. As of that date, there were 25,501,388 shares of common stock outstanding:

Under the Company’s incentive plans, which includes the 1999 Plan, the 2000 Plan, the 2005 Plan, the 2014 Plan, and the 2017 Plan:

•	Outstanding full-value awards (970,552 shares of restricted stock, 9,335 RSUs and 1,106,851 performance shares– assuming maximum performance): 2,086,738 shares of common stock;
•	Outstanding stock options: 220,738 options (outstanding stock options have an average exercise price of $25.96 and an average remaining term of 3.80 years);

•	Total number of shares of common stock currently available for future awards: 0 shares of common stock; and
•	Proposed shares of common stock available for awards under the 2017 Plan: Our new share request is for a total of 1,300,000 shares of common stock. This request for shares represents about 4.62% of our fully-diluted shares outstanding - this percentage reflects the dilution of our shareholders that would occur if the amendment to the 2017 Plan is approved.

The additional shares under the 2017 Plan is a conservative request which we believe is designed to manage our equity compensation needs in light of our desire toward granting full value shares rather than options. Upon shareholder approval of the amendment to 2017 Plan, our full dilution would be approximately 9.37% based on 28,138,312 fully-diluted shares outstanding and assumes maximum performance is achieved for the performance awards. Our 3-year gross burn rate has varied between approximately 2.93% in 2018, 2.54% in 2017 to 6.45% in 2016 and the 3-year historical gross burn rate average has been approximately 3.97%.

In assessing the number of additional shares to be authorized for issuance under the 2017 Plan, the Compensation Committee worked with our proxy solicitor to consider, among other things, our compensation philosophy and practices, our anticipated compensation needs, our historic burn rate, overhang and dilution and the publicly-available positions of certain shareholder advisory firms and institutional investors.

The Board believes that the dilutive effect of our equity compensation generally has been low, relative to our industry and peer group. If the amendment to the 2017 Plan is approved, it will increase dilution, but the Board believes that the dilutive effect of the 2017 Plan is reasonable and customary within our industry, especially in light of the importance of equity compensation in attracting and retaining talent in the information technology industry.

Consequently, despite compensation practices that are generally consistent with our industry, our share usage rate may be somewhat higher in comparison with certain industry levels and peer groups. The Board believes that our share usage rate is reasonable in light of our compensation strategy and strategic objective.

The 2017 Plan Includes Features Designed to Protect Shareholder Interests

The 2017 Plan includes a number of provisions that we believe promote best compensation and governance practices. These provisions include, but are not limited to, the following:

•	Reasonable Share Counting Provisions. In general, when awards granted under the 2017 Plan are forfeited or canceled, the shares reserved for those awards would be returned to the share reserve and be available for future awards. However, shares of common stock that are withheld via the payment of tax withholding obligations in connection with any award would not be returned to the share reserve.
•	Minimum Vesting Requirements. The minimum vesting period over which awards under the 2017 Plan shall vest is one year from the date the award is granted. The Compensation Committee may grant awards for an aggregate number of shares not to exceed 5% of the total number of shares available for issuance under the 2017 Plan that have no vesting period or a vesting period which lapses in full prior to a participant’s completion of less than one year of service following the grant date. Further, the one year minimum vesting period does not apply (and the 5% share pool will not be affected) to the extent an employment or other agreement between the Company and a 2017 Plan participant provides for acceleration in specified circumstances. Also, non-employee director stock awards that are granted on or about the annual meeting of shareholders and vest on the following annual meeting are deemed to meet the one year minimum vesting rule.
•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the 2017 Plan could be automatically replenished
•	Continued Broad-Based Eligibility for Equity Awards. The 2017 Plan would continue to permit us to grant equity awards to a significant number of our employees, as we have in the past. By doing so, we link employee interests with shareholder interests throughout the organization and motivate our employees to act as owners of the business.
•	No Automatic Grants. The 2017 Plan would not provide for automatic grants to any participant.
•	No Tax Gross-Ups. The 2017 Plan would not provide for any tax gross-ups.

•	Clawback Policy and Equity Agreements. Our clawback policy allows us to recover compensation paid to executive officers whether or not they engaged in fraud or intentional misconduct in the event of a financial statement restatement. In addition, all our equity agreements under the 2017 Plan contain a “clawback” provision that provides us with the ability to impose the forfeiture of awarded equity compensation in the event of any financial restatement or mistake in financial calculations.
•	Shareholder Approval for Material Amendments. All material amendments, including this proposed amendment and restatement of the 2017 Plan must be approved by our shareholders.
•	Administered by Independent Committee. The 2017 Plan is be administered by our Compensation Committee, which is composed entirely of independent directors.

Summary of Material Terms of the 2017 Plan

The following discussion summarizes the material terms of the 2017 Plan. This discussion does not purport to be complete and is qualified in its entirety by reference to the 2017 Plan, a copy of which is attached hereto as Annex B.

Administration

The 2017 Plan is administered by our Compensation Committee, which is composed entirely of non-employee directors within the meaning of Rule 16b-3. Subject to the provisions of the 2017 Plan, in its capacity as the 2017 Plan’s administrator, the Compensation Committee is authorized to do all things that it determines to be necessary or appropriate in connection with the administration of the 2017 Plan. All decisions, determinations and interpretations by the Compensation Committee regarding the 2017 Plan and awards granted under the 2017 Plan are final and binding on all participants and other persons holding or claiming rights under the 2017 Plan or an award under the 2017 Plan. The Compensation Committee may authorize a delegate to make grants under the 2017 Plan to any participants other than insiders. Furthermore, the Compensation Committee as a condition to making any grant under the 2017 Plan shall have the right to require the employee or director to execute an agreement which makes the employee or director subject to non-competition provisions and other restrictive covenants or conditions which run in favor of the Company.

Participants

Any person who is a current employee of our Company or of a subsidiary, parent or affiliate of our Company is eligible to receive an award under the 2017 Plan. In addition, non-employee directors are eligible to receive an award under the 2017 Plan. As of March 22, 2019, approximately 60 employees and five non-employee directors are eligible to participate in the 2017 Plan.

Shares Subject to the 2017 Plan

Subject to changes in our capitalization, if the amendment is approved, the aggregate number of shares of our common stock available for issuance for all awards under the 2017 Plan would not exceed 3,425,000 shares. The shares issued pursuant to awards granted under the 2017 Plan may be shares that are authorized and unissued or issued shares that were reacquired by us, including shares purchased in the open market. No employee or director in any calendar year shall be granted awards with respect to more than 350,000 shares of our common stock.

Shares subject to an award under the 2017 Plan could not again be made available for issuance under the 2017 Plan if such shares were shares delivered or withheld by us to pay the withholding taxes related to an award. Shares subject to awards that have been canceled, forfeited or otherwise not issued under an award and shares subject to awards settled in cash would not count as shares issued under the 2017 Plan and not count against the 3,425,000 limit.

Director Compensation Limits

The 2017 Plan contains limits on the amount of compensation awarded to non-employee directors. Under the 2017 Plan, a non-employee director may receive no more than $500,000 in total value any fiscal year. For purposes of the $500,000 cap, director fees paid in cash and the grant date fair value of stock awards awarded to the director are counted against the limit. The Board may award additional compensation to a director in the event that the circumstances warrant, provided that the director whose compensation would exceed the limit must recuse himself or herself from such approval.

Restricted Stock and RSUs

Restricted stock awards are designed to result in the issuance of common stock. Under the 2017 Plan, the grant, issuance and vesting of restricted stock would be subject to conditions (including continued employment or performance conditions) that the Compensation Committee deems appropriate. RSU awards under the 2017 Plan may be settled in either cash or stock, in the Compensation Committee’s discretion.

The minimum vesting period over which awards under the 2017 Plan shall vest is one year from the date the award is granted. The Compensation Committee may grant awards for an aggregate number of shares not to exceed 5% of the total number of shares available for issuance under the 2017 Plan that have no vesting period or a vesting period which lapses in full prior to a participant’s completion of less than one year of service following the grant date. Further, the one year minimum vesting period does not apply (and the 5% share pool will not be affected) to the extent an employment or other agreement between the Company and a 2017 Plan participant provides for acceleration in specified circumstances. Also, non-employee director stock awards that are granted on or about the annual meeting of shareholders and vest on the following annual meeting are deemed to meet the one year minimum vesting rule.

Except as otherwise set forth in a stock grant certificate, when a participant becomes the holder of record of stock issued as a restricted stock award, the participant would have all voting, dividend and dividend equivalent, liquidation rights and other rights with respect to such shares of stock during the restricted period. When granting a restricted stock award, the Compensation Committee shall provide that any cash dividends paid with respect to the award will be reinvested into additional stock, subject to deferral and contingent payment based on the participant’s achievement of any performance objectives, time vesting or other conditions that the Compensation Committee may establish with respect to the restricted stock award.

Participants would not have voting rights with respect to shares underlying RSUs unless and until the participant becomes the record owner of such shares. Participants would be entitled to receive dividends or dividend equivalents with respect to shares underlying RSUs only to the extent provided by the Compensation Committee. In the Compensation Committee’s discretion, a stock grant certificate evidencing a restricted stock award may provide for the vesting and settlement of restricted stock after a participant’s death, disability, retirement or other termination of employment.

Option Awards and Stock Appreciation Rights are Not Available for Grant

Under the 2017 Plan, stock options and stock appreciation rights are not authorized and cannot be granted.

Performance Goals

The 2017 Plan permits the Compensation Committee to establish performance goals related to any award.

The Compensation Committee may provide in any performance-based award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example, but without limitation, the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

Amendment and Termination

Our Board of Directors or the Compensation Committee is permitted to amend the 2017 Plan to the extent that the Board or Compensation Committee deems necessary or appropriate, and either the Board or the Compensation Committee may suspend the making of grants under the 2017 Plan or terminate the 2017 Plan at any time. Neither the Board nor the Compensation Committee could amend the 2017 Plan on or after the effective date of a change in control, to the extent that the amendment might adversely affect any rights which would otherwise vest on the effective date of the change in control. Similarly, neither the Board nor the Compensation Committee could unilaterally modify, amend or cancel any award previously granted without the consent of the holder of such award or unless there is a dissolution or liquidation or a similar transaction involving the company. Without the approval of our shareholders, neither the Board nor the Compensation Committee would be permitted to amend the 2017 Plan to take any action that would be considered a repricing of any award.

Change in Control

In the event of a change in control, any surviving or acquiring corporation is required to assume any outstanding award under the 2017 Plan or substitute similar awards. If the surviving or acquiring corporation does not assume outstanding awards or substitute similar awards, then subject to the change in control occurring, all outstanding stock awards of participants whose employment with our company has not terminated would be accelerated in full before the effective time of the change in control; provided, that (a) if any issuance or forfeiture condition described in an award relates to satisfying any performance goal, and there is a target for the performance goal, such issuance or forfeiture condition would be deemed satisfied only to the extent of the target, unless the target has been exceeded before the effective time of the change in control, in which case the performance goal will be deemed to be satisfied to extent of actual performance, (b) a change in control would affect a RSU which is subject to Section 409A of the Code only if the change in control also constitutes a change in the ownership or effective control of our company or in the ownership of a substantial portion of our assets within the meaning of Section 409A.

A change in control means, generally, (a) the acquisition by any person of 30% or more of the outstanding shares of common stock, (b) the current members of our Board, or their approved successors, cease to be a majority of the Board, (c) a reorganization, merger, consolidation or sale or disposition of substantially all of our assets, unless our shareholders control the resulting company, or (d) the approval by our shareholders of a complete liquidation or dissolution of our company.

Indemnity

Members of the Compensation Committee, and persons to whom the Compensation Committee has delegated authority or responsibility as permitted by the 2017 Plan, would not be personally liable for acts or omissions in connection with their administration and implementation of the 2017 Plan. We would indemnify, defend and hold harmless any such person for liabilities incurred in connection with such person’s or the Compensation Committee’s taking or failing to take any action under the 2017 Plan, including the exercise of discretion in the administration and implementation of the 2017 Plan. However, this indemnification obligation would not apply to the extent that it is adjudged that a person otherwise entitled to indemnification failed to act in good faith and in a manner reasonably believed to be in our best interests.

Adjustments

The 2017 Plan provides that the number, kind or class of shares of common stock reserved for issuance under the 2017 Plan, the grant caps, the number, kind or class of shares of common stock granted pursuant to restricted stock or stock-settled RSU awards under the 2017 Plan and the payment due under RSUs under the 2017 Plan, shall be adjusted by the Compensation Committee in a reasonable and equitable manner to reflect any change in our capitalization.

In the event there is a change in the number or kind of outstanding shares under the 2017 Plan as a result of a change of control, other merger, consolidation or otherwise, then the administrator would determine the appropriate and equitable adjustment to be effected. The Compensation Committee may also make adjustments in the terms and conditions of the awards (including the performance goals applicable to such stock awards) in recognition of an unusual or nonrecurring events impacting the Company.

Shareholders would not be required to approve such adjustment unless approval is required under applicable law or Nasdaq rules.

Transferability

The 2017 Plan provides that unless the Compensation Committee determines otherwise, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution.

No Right to Company Employment

Nothing in the 2017 Plan or an award agreement would constitute a contract of employment or a right to continue to serve on the Board, and the 2017 Plan would not confer on an eligible employee or director any rights upon his or her termination of employment or service.

Deferral of Awards

In its discretion, the Compensation Committee could establish one or more programs to permit participants designated by the Compensation Committee to defer the receipt of consideration that would otherwise be issued on the vesting of restricted stock or RSUs. The Compensation Committee would be authorized to establish any election procedures, payment mechanisms or other terms, conditions, rules or procedures that it deems advisable for the administration of any such deferral program.

Compliance with Law

The 2017 Plan, the grant, issuance, vesting and settlement of awards thereunder, and our obligation to sell, issue or deliver shares under such awards, would be subject to all applicable federal, state, local and foreign laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. We would not be required to register in a participant’s name or deliver any shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body that the administrator determines to be necessary or advisable. No shares would be issued and/or transferable under any award unless a registration statement with respect to the shares underlying the award is effective and current or we determine that such registration is unnecessary.

Effective Date and Termination of the 2017 Plan

Our 2017 Plan became effective on June 21, 2017, and remains available for the grant of awards until June 21, 2027.

Federal Income Tax Treatment

The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to us and participants in the 2017 Plan. The discussion is intended solely for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before disposing of any shares acquired under the 2017 Plan both with respect to federal income tax consequences as well as any state, local or foreign tax consequences.

Restricted Stock and RSUs. Grantees of restricted stock or RSUs do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and we will receive a corresponding deduction. However, no later than 30 days after a participant receives a restricted stock award, pursuant to Section 83(b) of the Code, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, and all other applicable requirements are met, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to us (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends (if any) paid with respect to unvested restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Company Deduction and Section 162(m). Historically, compensation payments in excess of $1 million to the Chief Executive Officer or the other three most highly compensated executive officers (other than the Chief Financial Officer) were subject to a limitation on deductibility by us under Section 162(m) of the Internal Revenue Code of 1986, as amended, with certain exceptions for qualified “performance-based” compensation. While the Compensation Committee has established procedures to help maximize tax deductibility under 162(m), the Compensation Committee has believed and continues to believe it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals.

Federal legislation passed on December 22, 2017 repealed Section 162(m)’s performance-based compensation exemption and the limitation on deductibility generally was expanded to include all individuals who are considered named executive officers in any year beginning after December 31, 2016. As a result, compensation paid to our named executive officers in excess of $1 million under the 2017 Plan may not be deductible for taxable years commencing after December 31, 2017. Accordingly, we may pay compensation under the 2017 Plan in future years that is not deductible. Because we have available net operating losses, however, we expect the impact of any non-deductibility to be negligible.

Section 409A Compliance. The 2017 Plan is intended to comply with Section 409A of the Code (to the extent that it is subject to Section 409A), and is to be interpreted in compliance with Section 409A. Neither the company nor the Compensation Committee is required to take any action to prevent the assessment of any tax or penalty on a participant under Section 409A, and neither the company nor the Compensation Committee will have any liability to a participant for such a tax or penalty.

New Plan Benefits

The benefits that could be awarded or paid under the 2017 Plan would be determined in the discretion of the Compensation Committee. Because the Compensation Committee has not determined future awards or who might receive them, the benefits that could be awarded or paid under the 2017 Plan are not currently determinable.

Vote Required

To be approved, this Proposal 4 must receive the affirmative vote of a majority of the shares of our common stock cast at the annual meeting.

Your Board of Directors unanimously recommends that you vote FOR the Amendments to the Internap Corporation 2017 Stock Incentive Plan.

PROPOSAL 5
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INTEGRATE PRIOR AMENDMENTS AND MAKE OTHER MINOR MODIFICATIONS

Summary of the Proposal

We are asking our shareholders to approve the amendment and restatement of our Restated Certificate of Incorporation. The Company believes that the Restated Certificate of Incorporation should be updated to incorporate prior amendments and make other minor modifications.

The Company restated its Certificate of Incorporation on February 26, 2010 and subsequently amended its Restated Certificate of Incorporation on June 18, 2010, November 24, 2014, June 22, 2017 and November 16, 2017. The amendments to the Restated Certificate of Incorporation, among other things, modified the authorized capital of the Company, changed the Company’s name and made other conforming changes. The Restated Certificate of Incorporation and the amendments are listed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018.

The proposed Amended and Restated Certificate of Incorporation is attached to this proxy statement as Annex C and provides for one certificate by integrating the previous amendments to the Restated Certificate of Incorporation and amending the Restated Certificate of Incorporation in other minor respects. The prior amendments to be integrated include:

•	changing the name of the Company from Internap Network Services Corporation to Internap Corporation to reflect the amendment filed on November 24, 2014;
•	changing the registered agent of the Company to reflect the Company’s current registered agent; and
•	changing the authorized shares of common stock and preferred stock to reflect the amendment most recently filed on November 16, 2017.

The proposed Amended and Restated Certificate of Incorporation also makes conforming changes as a result of the amendments and the reordering of certain provisions, as well as other minor modifications.

Our Board has considered each of the changes and has approved the Amended and Restated Certificate of Incorporation that incorporates all of these changes. The form of the proposed Amended and Restated Certificate of Incorporation is attached to this proxy statement as Annex C. The general description of the proposed Amended and Restated Certificate of Incorporation set forth in this proposal is qualified in its entirety by reference to the text of the proposed Amended and Restated Certificate of Incorporation, which is attached as Annex C to this proxy statement and is incorporated by reference. You are urged to read carefully the proposed Amended and Restated Certificate of Incorporation in its entirety.

Reasons for the Proposed Amendments

The Board approved, and recommends to shareholders that they approve, the Amended and Restated Certificate of Incorporation as discussed in this proposal. The amendments set forth in the Amended and Restated Certificate of Incorporation will not have a substantive impact on your rights as a shareholder of the Company.

As detailed in this proposal, these changes involve incorporating prior amendments and making conforming changes as a result of the amendments and the reordering of certain provisions, as well as other minor modifications. The Board believes that the Amended and Restated Certificate of Incorporation will allow the Company’s shareholders to better understand the Company’s name, authorized capitalization and overall corporate governance structure.

Approval of this proposal requires an affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares. Abstentions and broker non-votes will have the same effect as votes “against” this proposal.

If this proposal is approved by our shareholders, the Company will amend and restate the Restated Certificate of Incorporation to incorporate these provisions.

Potential Effects of the Proposed Amendments and Amendment and Restatement

If this proposal is approved by our shareholders, the Amended and Restated Certificate of Incorporation will become effective when the Company files the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, which the Company intends to do promptly following the 2019 Annual Meeting.

Your Board of Directors unanimously recommends that you vote FOR approval the restatement of Amended and Restated Certificate of Incorporation of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and SEC regulations require our directors and executive officers and persons who own more than 10% of our outstanding common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports or of certifications to us that no report was required to be filed, we believe that during 2018 all of our directors and executive officers filed the required reports under Section 16(a) on a timely basis.

ADDITIONAL INFORMATION

Shareholders List

A list of shareholders entitled to vote at the annual meeting will be available for review by our shareholders at the office of Richard P. Diegnan, Corporate Secretary of Internap Corporation, located at 12120 Sunset Hills Road, Suite 330, Reston, VA 20190 during ordinary business hours for the 10-day period before the meeting.

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2019 proxy statement and proxy card. Any such shareholder proposals must be submitted in writing to our Corporate Secretary no later than [               ].

You should address any shareholder proposals to the attention of Richard P. Diegnan, Corporate Secretary, Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

Our bylaws require that any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 under the Exchange Act, but is instead sought to be presented directly at the annual meeting, must be received by our Corporate Secretary at our executive offices in Reston, Virginia not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For the purposes of the 2020 annual meeting, proposals submitted must be received between [_____] and [_____]. You should address all shareholder proposals to the attention of Richard P. Diegnan, Corporate Secretary, Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190, and include the information and comply with the requirements set forth in our bylaws.

Our bylaws set out specific requirements that the written notice of proposal must satisfy, including that the notice must set forth a brief description of the business desired to be brought at the meeting, the reasons for conducting such business at the meeting and other specified matters. In addition, our bylaws require that the written notice include information about the proposing shareholder including, among other things, the name, address, class and number of our shares that are owned beneficially and of record, any relevant agreements, arrangements or understandings between the shareholder and any affiliates or associates, and any arrangements having the effect of mitigating a decrease in our share price or affecting the voting power of the shareholder, including derivative positions.

Copies of the provisions of our bylaws applicable to shareholder nominations and proposals will be forwarded to any shareholder upon written request.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the Board and will be paid for by the Company. In addition, we have retained Morrow Sodali to assist in the solicitation. We will pay Morrow Sodali approximately $4,000 plus out-of-pocket expenses for its assistance. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares of INAP common stock that the brokers, banks and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2018 Annual Report to Shareholders to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Internap Corporation, 12120 Sunset Hills Road, Suite 330, Reston, VA 20190, Attention: Investor Relations, (404) 302-9700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future should make a request directly to their broker, bank or other nominee.

Electronic Access to Proxy Statement and Annual Report

Our proxy statement for the 2019 Annual Meeting of Shareholders and the Annual Report to shareholders for the fiscal year ended December 31, 2018 are available at www.proxyvote.com.

Annex A

INTERNAP CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILATIONS

In addition to providing financial measurements based on accounting principles generally accepted in the United States of America (“GAAP”), this proxy statement includes additional financial measures that are not prepared in accordance with GAAP (“non-GAAP”), including Adjusted EBITDA and Adjusted EBITDA less CapEx. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures can be found below.

We define the following non-GAAP measures as follows:

•	Adjusted EBITDA is a non-GAAP measure and is GAAP net loss attributable to INAP shareholders plus depreciation and amortization, interest expense, provision (benefit) for income taxes, other (income) expense, (gain) loss on disposal of property and equipment, exit activities, restructuring and impairments, stock-based compensation, non-income tax contingency, strategic alternatives and related costs, organizational realignment costs, acquisition costs and claim settlement.
•	Adjusted EBITDA less CapEx is Adjusted EBITDA less capital expenditures with Adjusted EBITDA for this non-GAAP measure defined as net cash flow provided by operating activities plus cash paid for interest, cash paid for income taxes, cash paid for exit activities and restructuring, cash paid for strategic alternatives and related costs, cash paid for organizational realignment costs and other working capital changes less capital expenditures.

We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations.

We believe that excluding depreciation and amortization and (gain) loss on disposals of property and equipment, as well as restructuring and impairments, to calculate Adjusted EBITDA provides supplemental information and an alternative presentation that is useful to investors’ understanding of our current ongoing operating results and trends. Not only are depreciation and amortization expenses based on historical costs of assets that may have little bearing on present or future replacement costs, but also, they are based on management estimates of remaining useful lives. Loss on disposals of property and equipment is also based on historical costs of assets that may have little bearing on replacement costs. Impairments and restructuring expenses primarily reflect goodwill impairments and subsequent plan adjustments in sublease income assumptions for certain properties included in our previously disclosed restructuring plans.

We believe that excluding interest expense, provision (benefit) for income taxes and other (income) expense from non-GAAP financial measures provides supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends. Investors have indicated that they consider financial measures of our results of operations excluding interest expense, provision (benefit) for income taxes and other (income) expense as important supplemental information useful to their understanding of our historical results and estimating our future results.

We also believe that, in excluding the effects of interest expense, provision (benefit) for income taxes and other (income) expense, our non-GAAP financial measures provide investors with transparency into what management uses to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods and to compare our results of operations on a more consistent basis against that of other companies, in making financial and operating decisions and to establish certain management compensation.

We believe that exit activities, restructuring and impairment charges, non-income tax contingency, strategic alternatives and related costs, organizational realignment costs, acquisition costs and claim settlement costs are unique costs, and consequently, we do not consider these charges as a normal component of expenses related to current and ongoing operations.

Similarly, we believe that excluding the effects of stock-based compensation from non-GAAP financial measures provides supplemental information and an alternative presentation useful to investors’ understanding of our current ongoing operating results and trends. Management believes that investors consider financial measures of our results of operations excluding stock-based compensation as important supplemental information useful to their understanding of our historical results and estimating our future results.

We also believe that, in excluding the effects of stock-based compensation, our non-GAAP financial measures provide investors with transparency into what management uses to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods and to compare our results of operations on a more consistent basis against that of other companies, in making financial and operating decisions and to establish certain management compensation.

Stock-based compensation is an important part of total compensation, especially from the perspective of employees. We believe, however, that supplementing GAAP net loss by providing normalized net loss, excluding the effect of exit activities, restructuring and impairments, stock-based compensation, non-income tax contingency, strategic alternatives and related costs, organizational realignment costs, acquisition costs and claim settlement costs, in all periods, is useful to investors because it enables additional and more meaningful period-to-period comparisons.

Adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, and should be viewed as a supplement to - not a substitute for - our results of operations presented on the basis of GAAP. Adjusted EBITDA does not purport to represent cash flow provided by operating activities as defined by GAAP. Our statements of cash flows present our cash flow activity in accordance with GAAP. Furthermore, Adjusted EBITDA is not necessarily comparable to similarly-titled measures reported by other companies.

We believe Adjusted EBITDA is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that:

•	EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company-to-company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and
•	investors commonly adjust EBITDA information to eliminate the effect of disposals of property and equipment, impairments, restructuring and stock-based compensation which vary widely from company-to-company and impair comparability.

Our management uses Adjusted EBITDA:

•	as a measure of operating performance to assist in comparing performance from period-to-period on a consistent basis;
•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and
•	in communications with the board of directors, analysts and investors concerning our financial performance.

Our presentation of business unit contribution and business unit contribution margin excludes depreciation and amortization in order to allow investors to see the business through the eyes of management.

Adjusted EBITDA less CapEx is used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted EBITDA less CapEx should not be relied upon to the exclusion of GAAP financial measures. Adjusted EBITDA less CapEx reflects an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

We use Adjusted EBITDA less CapEx, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since capital expenditures are a necessary component of ongoing operations.

Adjusted EBITDA less CapEx has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Adjusted EBITDA less CapEx does not incorporate payments made to service our debt or capital lease obligations. Therefore, we believe it is important to view Adjusted EBITDA less CapEx as a complement to our entire consolidated statements of cash flows.

Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Also Adjusted EBITDA is used in our debt covenants.

Although we believe, for the foregoing reasons, that our presentation of non-GAAP financial measures provides useful supplemental information to investors regarding our results of operations, our non-GAAP financial measures should only be considered in addition to, and not as a substitute for, or superior to, any measure of financial performance prepared in accordance with GAAP.

RECONCILIATION OF FORWARD LOOKING GAAP NET LOSS ATTRIBUTABLE TO INAP SHAREHOLDERS TO ADJUSTED EBITDA AND ADJUSTED EBITDA LESS CAPEX

A reconciliation of target GAAP net loss attributable to INAP shareholders to Adjusted EBITDA (non-GAAP) and Adjusted EBITDA less CAPEX for 2018 target is as follows (in millions):

2018
Net revenues	$322

GAAP net loss attributable to INAP shareholders	(44)
Add:
Depreciation and amortization	70
Interest expense	59
Provision for income taxes	1
Exit activities, restructuring and impairments	11
Stock-based compensation	12
Acquisition costs	1
Adjusted EBITDA (non-GAAP)	$110

Capital Expenditures (CAPEX)	50
Adjusted EBITDA less CAPEX (non-GAAP)	$60

RECONCILIATION OF GAAP NET LOSS ATTRIBUTABLE TO INAP SHAREHOLDERS TO
ADJUSTED EBITDA AND ADJUSTED EBITDA LESS CAPEX

A reconciliation of GAAP net loss attributable to INAP shareholders to Adjusted EBITDA (non-GAAP) and Adjusted EBITDA less CAPEX for each of the periods indicated is as follows (in millions):

Year Ended December 31, 2018
Net revenues	$317

GAAP net loss attributable to INAP shareholders	$(63)
Add:
Depreciation and amortization	$90
Interest expense	68
Provision for income taxes	1
Exit activities, restructuring and impairments	5
Stock-based compensation	5
Non-income tax contingency	1
Organizational realignment costs	1
Acquisition costs	3
Adjusted EBITDA (non-GAAP)	$111

Capital Expenditures (CAPEX)	41
Adjusted EBITDA less CAPEX (non-GAAP)	$70

Annex B

INTERNAP CORPORATION
AMENDED AND RESTATED
2017 STOCK INCENTIVE PLAN

Section 1
BACKGROUND AND PURPOSE

The purpose of this Plan is to promote the interest of the Company by authorizing the Committee to grant Restricted Stock and RSUs to Eligible Employees and Directors in order (1) to attract and retain Eligible Employees and Directors, (2) to provide an additional incentive to each Eligible Employee or Director to work to increase the value of Stock, (3) to provide each Eligible Employee or Director with a stake in the future of the Company which corresponds to the stake of each of the Company’s stockholders, and (4) to compensate Directors for their services to the Company. The Plan was originally effective June 21, 2017, was amended effective June 7, 2018, and is further amended and restated as of the Effective Date.

Section 2
DEFINITIONS

2.1   1933 Act — means the Securities Act of 1933, as amended.

2.2   1934 Act — means the Securities Exchange Act of 1934, as amended.

2.3   Affiliate — means any organization (other than a Subsidiary) that would be treated as under common control with the Company under Section 414(C of the Code if  “50 percent” were substituted for “80 percent” in the income tax regulations under Section 414(C of the Code.

2.4   Board — means the Board of Directors of the Company.

2.5   Change Effective Date — means either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing”.

2.6   Change in Control — means the happening of any of the following events:

(a)   An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of either (i) the then outstanding shares of Stock (the “Outstanding Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section;

(b)   A change in the composition of the Board such that the individuals who, as of the Effective Date of this Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date of this Plan whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest

(as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

(c)   The consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”); excluding however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a Parent) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Stock and Outstanding Voting Securities, as the case may be, (ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent for purposes of determining whether clause (i) above is satisfied in connection with the applicable Corporate Transaction, such Parent) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent for purposes of determining whether clause (i) above is satisfied in connection with the applicable Corporate Transaction, of the Parent); or

(d)   The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.7   Code — means the Internal Revenue Code of 1986, as amended.

2.8   Committee — means the Compensation Committee of the Board which shall have at least 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a “non-employee director” under Rule 16b-3.

2.9   Company — means Internap Corporation and any successor to Internap Corporation.

2.10   Continuous Service — means that a Participant’s service with the Company or an Affiliate, whether as an employee, consultant or director, is not interrupted or terminated. A Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continued Service; provided, further, that that if any Stock Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence taken by a Participant.

2.11   [reserved]

2.12   Director — means any member of the Board who is not an employee of the Company or a Parent or Subsidiary.

2.13   Effective Date — means the date that this Plan becomes effective in accordance with Section 4.

2.14   Eligible Employee — means an employee of the Company or any Subsidiary or Parent or Affiliate to whom one or more grants are made under this Plan.

2.15   Fair Market Value — means (a) the closing price of the Stock reported on Nasdaq on the date of grant, vesting or other determination date, as applicable, or if Nasdaq is closed on that date, the last preceding date on which Nasdaq was open for trading and on which shares of Stock were traded, (b) if the Stock is not listed on Nasdaq, the Fair Market Value shall be the closing price of the Stock on such other United States-based quotation system or stock exchange on which the Stock may be traded on the date of grant, vesting or other determination date, as applicable, or if such exchange is closed on that date, the last preceding date on which such exchange was open for trading and on which shares of Stock were actually traded, or (c) if no Fair Market Value of the Stock may be determined according to the preceding clauses (a) or (b), in the discretion of the Committee, any stock valuation method which complies with the requirements of Section 409A of the Code, based on the provisions of such statutory provision and any formal guidance issued by the Internal Revenue Service.

2.16   Parent — means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) of the Company.

2.17   Participant — means any Eligible Employee or Director.

2.18   Plan — means this Internap Corporation 2017 Stock Incentive Plan as effective as of the date approved by the stockholders of the Company and as amended from time to time thereafter.

2.19   Preexisting Plans — means the Internap Network Services Corporation 2005 Incentive Stock Plan and the Internap Network Services Corporation 2014 Stock Incentive Plan.

2.20   Restricted Stock — means a grant of Stock under Section 7 while such Stock remains subject to forfeiture, restrictions on transfer, or other conditions pursuant to Section 7 or Section 8.

2.21   RSU — means a grant under Section 7 of stock units designed to be satisfied or settled in either cash based on the Fair Market Value of the number of shares of Stock described in such grant or a number of shares of Stock equal to the number of stock units, which stock units, at the Committee’s discretion, may be subject to the risk of forfeiture, restrictions on transfer or other restrictions under Section 7 or Section 8.

2.22   Rule 16b-3 — means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.23   Stock — means the common stock of the Company.

2.24   Stock Award — means any Restricted Stock or RSU.

2.25   Stock Grant Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of Restricted Stock or RSUs, which may be in one or more documents, including a notice of the award in addition to any certificate.

2.26   Subsidiary — means a corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of the Company.

Section 3
SHARES AND GRANT LIMITS

3.1   Shares Reserved. Subject to Section 11, there shall be reserved for issuance under this Plan 3,425,000 shares of Stock, such shares being comprised of the following:

(a)   Effective as of the Original Effective Date, 1,125,000 shares of Stock (originally 4,500,000, but reduced to 1,125,000 for the 4:1 reverse stock split effective November 21, 2017);

(b)   Effective June 7, 2018, an additional 1,000,000 shares of Stock; and

(c)   Effective upon the approval of the Company’s shareholders at the 2019 annual shareholders’ meeting, an additional 1,300,000 shares of Stock.

3.2   Source of Shares and Share Recycling.

(a)   Source. The shares of Stock described in Section 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company.

(b)   No Recycling of Shares. Except for shares related to cancelled or forfeited Stock Awards and Stock Awards payable, by their terms, only in cash, the Plan is intended to restrict the “recycling” of shares of Stock back into the Plan. The full number of shares of Stock underlying a Stock Award (other than Stock Awards payable, by their terms, only in cash) shall count against the numerical limits of the Plan. Shares of Stock exchanged or withheld to satisfy tax withholding obligations count against the numerical limits of the Plan.

3.3   Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.4   Grant Limits.

(a)   Individual Limit. No Participant in any calendar year shall be granted Stock Awards with respect to more than 350,000 shares of Stock (subject to Section 11).

(b)   Director Compensation Limits. The maximum number of shares of Stock subject to stock awards granted under the Plan or otherwise during any one fiscal year to any Director, taken together with any cash fees paid by the Company to such Director during such fiscal year for service as a Director, will not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), including for this purpose, the value of any Stock Awards that are received in lieu of all or a portion of any annual cash retainers or other similar cash based payments and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any stock award granted in a previous fiscal year. Nothing in this section shall limit a Stock Award or other compensation in excess of the limit of this Section 3.4(b) to the extent such award or other compensation is approved by action of the Board whereby all affected Directors have recused themselves from such approval.

3.5   Preexisting Plans. No grants shall be made under the Preexisting Plans on or after the Original Effective Date, but the terms of any grant made under either Preexisting Plan prior to the Original Effective Date shall be interpreted under the terms of the Preexisting Plan under which such grant was made and not under this Plan.

3.6   Effect of Amendment and Restatement. Unless expressly provided for herein, any grant made under this Plan prior to the Effective Date shall be interpreted under the terms of the Plan in effect at the time of such grant.

Section 4
EFFECTIVE DATE

The Effective Date of this Plan shall be the date the stockholders of the Company (acting at a duly called meeting of such stockholders) approve this Plan. The Original Effective Date is June 21, 2017.

Section 5
COMMITTEE

This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and any Stock Grant Certificate or other agreement or document ancillary to or in connection with this Plan and (subject to Section 12 and Section 13 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Participant and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Participant shall have the right to require him or her to execute an agreement which makes the Participant subject to non-competition provisions and other restrictive covenants or conditions which run in favor of the Company. Such authority shall include, but not be limited to, selecting Stock Award recipients, establishing all Stock Award terms and conditions, including the terms and conditions set forth in Stock Grant Certificate, granting Stock Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Stock Grant Certificate, and, subject to Article 18, adopting modifications and amendments to this Plan or any Stock Grant Certificate, including without limitation, any that are necessary to comply with or qualify for the laws of the countries and other jurisdictions in which the Company operates.

Section 6
ELIGIBILITY

All Participants shall be eligible for the grant of Restricted Stock and RSUs under this Plan.

Section 7
RESTRICTED STOCK AND RSUs

7.1   Committee Action. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock and RSUs to Participants. The Committee may appoint a delegate and authorize such delegate to grant Restricted Stock and RSUs to Eligible Employees who are not “insiders” within the meaning of Rule 16b-3. Each grant of Restricted Stock or RSUs shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Restricted Stock grant or cash will be paid, or Stock will be issued, under the RSU grant and the conditions under which the Participant’s interest in any Stock or RSUs which have been issued will become non-forfeitable. Unless determined otherwise by the Committee, each unit awarded under an RSU grant will be equal to one share of Stock and shall entitle a Participant to either an equivalent number of shares of Stock or an amount of cash determined with reference to the Fair Market Value of an equivalent number of shares of Stock. To the extent determined by the Committee, RSUs may be satisfied or settled in cash, in shares of Stock or in a combination thereof. RSUs shall be settled no later than the 15th day of the third month after the RSUs vest. Restricted Stock and RSUs granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan.

7.2   Conditions.

(a)   Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Restricted Stock grant subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Restricted Stock grant shall be issued in the name of a Participant only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by the Company pending the satisfaction of the forfeiture conditions, if any, under Section 7.2(b) for the related Restricted Stock grant.

(b)   Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its absolute discretion may make any cash payment due, or Stock to be issued, under an RSU grant or Stock issued in the name of a Participant under a Restricted Stock grant non-forfeitable subject to the satisfaction of one, or more than one, objective employment, performance or other conditions that the Committee acting in its absolute discretion deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Stock Grant Certificate shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. A Participant’s non-forfeitable interest in the shares of Stock underlying Restricted Stock or the cash payable, or Stock issuable, under an RSU grant shall depend on the extent to which he or she timely satisfies each such condition. If a share of Stock is issued under this Section 7.2(b) before a Participant’s interest in such share of Stock is non-forfeitable, (1) such share of Stock shall not be available for re-issuance under Section 3 until such time, if any, as such share of Stock thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition and (2) the Company shall have the right to condition any such issuance on the Participant first signing an irrevocable stock power in favor of the Company with respect to the forfeitable shares of Stock issued to such Participant in order for the Company to effect any forfeiture called for under the related Stock Grant Certificate. The Committee may provide in any performance-based Stock Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example, but without limitation, the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses.

(c)   Minimum Vesting Period. The minimum vesting period over which Stock Awards shall vest is one (1) year from the date the award is granted; provided, that the Committee may grant Stock Awards for an aggregate number of shares of Stock not to exceed 5% of the total number of shares of Stock available for issuance under this Plan (determined as of the Original Effective Date, but for the avoidance of doubt, including any additional shares authorized by the shareholders) that have no vesting period or a vesting period which lapses in full prior to a Participant’s completion of less than one (1) year of service following the grant date; and provided further, that replacement awards pursuant to Sections 11 or 12 hereof shall not be subject to a minimum vesting period nor taken into account when determining the total shares available for issuance under the 5% exception described in the above. Notwithstanding the forgoing, (i) to the extent that a Director is leaving the Board after five (5) years of service as a Director and is age 62 or older, the Board, in its sole discretion, may elect to accelerate the vesting of any of such Director’s outstanding Stock Awards and such Stock Awards shall not be subject to a minimum vesting period nor taken into account when determining the total shares available for issuance under the 5% exception described in the above, and (ii) awards to Directors granted on or about the annual stockholders’ meeting may vest at the next annual stockholders’ meeting even if such period between the two meetings is less than one (1) year and shall be deemed to meet the one (1) year minimum vesting period provided for herein.

(d)   Termination of Status as Participant. Subject to Section 7.1 and this Section 7.2, a Stock Grant Certificate may provide for the vesting and settlement of Restricted Stock or RSUs after a Participant’s status as such has terminated for any reason whatsoever, including retirement, death or disability.

7.3   Dividends and Voting Rights.

(a)   Dividends, Voting, Liquidation and Other Rights. Except as otherwise provided in the Plan or in a Stock Grant Certificate, a participant shall have all voting, dividend, liquidation and other rights with respect to the shares of Stock issued to the Participant as a Restricted Stock award under this Section 7 upon the Participant becoming the holder of record of the Stock granted pursuant to such award. Dividends with respect to such award shall be reinvested into additional Restricted Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s achievement of the performance objectives, time vesting, or other conditions with respect to such additional Restricted Stock.

(b)   Dividend Equivalents. The Committee may, at the date of the grant of a Stock Award, provide for the payment of dividend equivalents to a Participant either in cash or in shares of Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s achievement of the performance objectives, time vesting or other conditions with respect to which such dividend equivalents are paid.

7.4   Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Restricted Stock grant at such time as a Participant’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Participant as soon as practicable thereafter.

7.5   Code Section 162(m) Performance-Based Compensation. Any Stock Awards to covered employees that were in effect on or before November 2, 2017 that were intended to comply with the performance-based exception from the deductibility limitations as set forth in Code Section 162(m) shall be subject to the Code Section 162(m) provisions of the Plan that were in effect on the date such Stock Awards were granted.

Section 8
NON-TRANSFERABILITY

No Stock Award shall (absent the Committee’s consent) be transferable by a Participant other than by will or by the laws of descent and distribution. The person or persons to whom Restricted Stock or RSU are transferred by will or by the laws of descent and distribution (or with the Committee’s consent) thereafter shall be treated as the Participant.

Section 9
SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, the Participant shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the lapse of the forfeiture conditions, if any, on any Restricted Stock may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

Section 10
LIFE OF PLAN

No Restricted Stock or RSU shall be granted under this Plan on or after the earlier of:

(a)   the tenth anniversary of the Original Effective Date, in which event this Plan otherwise thereafter shall continue in effect until all Stock issued under any Restricted Stock or RSU awards under this Plan have been forfeited or have become non-forfeitable, or

(b)   the date on which all of the Stock reserved under Section 3 has (as a result of the satisfaction of the forfeiture conditions, if any, on Restricted Stock or RSUs) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

Section 11
ADJUSTMENT

11.1   Capital Structure. The grant caps described in Section 3.4 and the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Stock Awards granted under this Plan shall be adjusted by the Committee in a reasonable and equitable manner to preserve immediately after

(a)   any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, large non-reoccurring dividends, rights offering, stock splits, or reverse stock splits, or

(b)   any other transaction described in Section 424(a) of the Code which does not constitute a Change in Control of the Company,

the aggregate intrinsic value of each such outstanding Stock Award immediately before such restructuring or recapitalization or other transaction.

11.2   Available Shares. If any adjustment is made with respect to any outstanding Stock Award under Section 11.1, then the Committee shall adjust the number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3.1 for future Stock Awards and in order to ensure that there is a sufficient number, kind and class of shares of Stock available for issuance pursuant to each such Stock Award as adjusted under Section 11.1 without seeking the approval of the Company’s stockholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded. Furthermore, the Committee shall have the absolute discretion to further adjust such number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3.1 in light of any of the events described in Section 11.1(a) and Section 11.1(b) to the extent the Committee acting in good faith determines that a further adjustment would be appropriate and proper under the circumstances and in keeping with the purposes of this Plan without seeking the approval of the Company’s stockholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

11.3   Transactions Described in Section 424 of the Code. If there is a corporate transaction described in Section 424(a) of the Code which does not constitute a Change in Control of the Company, the Committee as part of any such transaction shall have right to make Stock Awards (without regard to any limitations set forth under 3.4 of this Plan) to effect the assumption of, or the substitution for, outstanding restricted stock, restricted stock unit, option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such outstanding restricted stock, restricted stock unit, stock option and stock appreciation right grants previously made by such other corporation. Furthermore, if the Committee makes any such grants as part of any such transaction, the Committee shall have the right to increase the number of shares of Stock available for issuance under Section 3.1 by the number of shares of Stock subject to such grants without seeking the approval of the Company’s stockholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

11.4   Fractional Shares. If any adjustment under this Section 11 would create a fractional share of Stock or a right to acquire a fractional share of Stock under any Stock Award, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Stock Awards shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this Section 11 by the Committee shall be conclusive and binding on all affected persons.

11.5   Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of Stock Awards (including without limitation, any performance goals) in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 11.1 hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits to be made available under the Plan.

Section 12
CHANGE IN CONTROL

Unless otherwise determined by the Committee, in the event of a Change in Control of the Company, effective as of the Change Effective Date, any surviving corporation or acquiring corporation shall assume all Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to be settled in cash or to acquire the same consideration paid to the stockholders in the Change in Control for those Stock Awards outstanding under the Plan). In the event any surviving corporation or acquiring corporation does not assume such Stock Awards or substitute similar stock awards for those outstanding under the Plan as of the Change Effective Date, then with respect to Stock Awards held by any Participant whose employment or service with the Company has not terminated, the vesting of such Stock Awards shall be accelerated in full; provided, that (a) if any issuance or forfeiture condition described in a Stock Award relates to satisfying any performance goal and there is a target for such performance goal, such issuance or forfeiture condition shall be deemed satisfied under this Section 12 only to the extent of such target unless such target has been exceeded before the Change Effective Date, in which case such issuance or forfeiture condition shall be deemed satisfied to the extent that such target has been so exceeded, and (b) a Change in Control shall effect a Stock Award which is subject to Section 409A of the Code only if the Change in Control also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code.

Section 13
AMENDMENT OR TERMINATION

This Plan may be amended by the Board or the Committee from time to time to the extent that the Board or Committee deems necessary or appropriate; provided, however, (a) no amendment shall be made absent the approval of the stockholders of the Company to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed and (b) no amendment shall be made to Section 12 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the related Change Effective Date. In addition, the Board and the Committee each may suspend granting or making any Stock Awards under this Plan at any time and may terminate this Plan at any time; provided, however, neither the Board nor the Committee shall have the right unilaterally to modify, amend or cancel any Stock Award granted before such suspension or termination unless (1) the Participant consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of the Company or a transaction described in Section 11.1 or Section 12.

Section 14
INDEMNIFICATION

Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility of the Committee is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee and any other individual or group exercising delegated authority or responsibility with respect to the Plan shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. The indemnification obligation of the Company pursuant to this Section 14 shall not apply to the extent that it is adjudged that a person otherwise entitled to indemnification by the Company hereunder did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company. This Section 14 shall not be construed as limiting the Company’s or any subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

Section 15
MISCELLANEOUS

15.1   Stockholder Rights. No Participant shall have any rights as a stockholder of the Company as a result of the grant of a Stock Award pending the actual delivery of the Stock subject to such Stock Award to such Participant. A Participant’s rights as a stockholder in the shares of Stock which remain subject to forfeiture under Section 7.2(b) shall be set forth in the related Stock Grant Certificate. The Committee may specify in a Stock Grant Certificate that the Participant’s rights, payments and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of such award. Such events may include, without limitation: breach of non-competition, non-solicitation, confidentiality or other restrictive covenants that are contained in the Stock Grant Certificate or otherwise applicable to such Participant; a termination of a Participant’s Continuous Service for cause; or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

15.2   Deferral of Stock Awards. The Committee may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer consideration upon vesting of a Stock Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Stock or other consideration under a Stock Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payment of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

15.3   Other Provisions. The Stock Grant Certificates authorized under this Plan may contain such other provisions not inconsistent with this Plan as the Committee may deem advisable.

15.4   Section 409A. This Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered in compliance therewith. Any payments described in this Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in this Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following a Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of such Participant’s separation from service (or such person’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

15.5   [reserved]

15.6   Rule 16b-3. The Committee shall have the right to amend any Stock Award to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Participant as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3.

15.7   Clawback Policies. Notwithstanding any other provisions in this Plan, except as otherwise determined by the Committee, all Stock Awards under this Plan shall be subject to such “clawback” or similar policies relating to the recovery of compensation as may be (a) adopted by the Company from time to time, (b) set forth in an Stock Grant Certificate or other grant agreement, or (c) required by any applicable law, rule, regulation or stock exchange listing requirement.

15.8   Withholding. The Company shall have the right and power to deduct from all amounts paid to a Participant in cash or shares of Stock or to require a Participant to remit in cash to the Company promptly upon notification of the amount due, an amount to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Stock Award under this Plan. In the case of any Stock Award satisfied in the form of shares of Stock, no shares of Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such Stock Award. The Company may defer payments of cash or issuance or delivery of Stock until such requirements are satisfied. Without limiting the generality of the foregoing, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Participants to elect to tender, shares of Stock (including shares of Stock pursuant to or issuable in respect of a Stock Award) to satisfy, in whole or in part, the amount required to be withheld ( provided that such amount, consistent with Accounting Standards Codification 718 as amended from time to time, shall not be in excess of the maximum statutory federal, state and local withholding requirements).

15.9   Beneficiary Designation. Each Participant who receives a Stock Award may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in the case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s surviving spouse, if any, or otherwise to or by his or her estate.

15.10   Non-Uniform Treatment. The Committee’s determinations under this Plan need not be uniform and may be made by the Committee selectively among persons who are eligible to receive, or actually receive, Stock Awards under this Plan.

15.11   No Contract of Employment. The grant of a Stock Award to a Participant under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Participant any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Stock Grant Certificate.

15.12   Expenses. The costs of administering this Plan shall be paid by the Company.

15.13   Construction. All references to sections are to sections of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Delaware. Each term set forth in Section 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Finally, if there is any conflict between the terms of this Plan and the terms of Stock Grant Certificate, the terms of this Plan shall control.

15.14   Other Conditions. Each Stock Grant Certificate may require that a Participant (as a condition to the issuance of Stock subject to a grant of Restricted Stock or RSUs) enter into an agreement or make representations prepared by the Company, including (without limitation) an agreement which restricts the transfer of Stock acquired pursuant to a Restricted Stock grant or RSU grant or provides for the repurchase of such Stock by the Company.

15.15   Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with a Participant which expressly provides for the acceleration in vesting of an outstanding Stock Award, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Stock Award and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Stock Award was granted or made, provided that, any such Stock Award shall not be subject to a minimum vesting period nor taken into account when determining the total shares available for issuance under the 5% exception described Section 7.2(c) herein.

15.16   No Repricing without Shareholder Approval. Except pursuant to Section 11 or 12 hereof, Stock Awards issued under this Plan may not be repriced, replaced, regranted through cancellation, modified, surrendered, substituted or exchanged (voluntary or involuntary) for cash or property without stockholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Stock Awards to the same Participants.

The Board of Directors approved this Plan in February 2017.

The Plan was approved by the shareholders at the Annual Meeting of Shareholders on June 21, 2017.

The Board of Directors amended this Plan in February 2018.

The amendment was approved by the shareholders at the Annual Meeting of Shareholders on June 7, 2018.

The Board of Directors amended this Plan in February 2019.

Annex C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF INTERNAP CORPORATION

Internap Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is Internap Corporation. The corporation was incorporated on July 25, 2001.
2.	This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Restated Certificate of Incorporation of the Corporation, as amended.
3.	The Amended and Restated Certificate of Incorporation shall read in its entirety as follows:

FIRST: The name of this Corporation (hereinafter called the “Corporation”) is Internap Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 E. Loockerman Street, Suite 311, City of Dover, County of Kent, Delaware 19901, and the name of the registered agent of the Corporation at such address is Registered Agent Solutions, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 55,000,000 shares, consisting of (i) 50,000,000 shares of Common Stock, $0.001 par value per share, and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, to specify the voting rights, if any, of the shares of each such series, and to fix the designations, powers, preferences and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held of record.

FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a)	The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined as provided in the Bylaws.
(b)	Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, respectively. At the first annual meeting of stockholders following the date of effectiveness of this provision, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date of effectiveness of this provision, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date of effectiveness of this provision, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C-1

(c)	Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the Corporation entitled to vote at an election of directors.
(d)	Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation or removal of a director or directors and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director whose death, resignation or removal created the vacancy or for the term of any newly created directorship and in each case until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal.

If at any time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by Section 211 of the General Corporation Law of the State of Delaware.

(e)	The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. No cumulative voting for directors shall be permitted.
(f)	The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted under applicable law. Any repeal or modification of this clause (f) of this Article Fifth shall be prospective and shall not affect the rights under this clause (f) of this Article Fifth existing at the time of such repeal or modification.

SIXTH: The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote in the election of directors. The Board of Directors shall also have the power to adopt, amend or repeal the Bylaws by a resolution adopted by a majority of the directors.

SEVENTH: No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

EIGHTH: Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon the stockholders are granted subject to this reservation; provided, however, that Articles Fifth, Sixth, Seventh and Eighth and this Article Ninth shall not be altered, changed or repealed without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote in the election of directors.

IN WITNESS WHEREOF, Internap Corporation has caused this certificate to be signed as of this ___ day of _________, 2019.

INTERNAP CORPORATION

By
Name:	Richard P. Diegnan
Title:	Executive Vice President & General Counsel

C-2

INAP™

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E63238-P16940 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNAP CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2, 3, 4 AND 5.

	For All	Withhold All	For All Except
1. To vote on the election of the two director nominees named in the proxy statement to serve until the 2022 annual meeting and until their successors are elected and qualified or until such directors' earlier death, resignation or removal. 01) Gary M. Pfeiffer 02) Peter D. Aquino	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the number(s) of the nominee(s) on the line below.

____

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any and all adjournments thereof.

This Proxy will be voted in the manner directed by the undersigned shareholder. If this Proxy is returned and no direction is provided by the undersigned shareholder, this Proxy will be voted "FOR ALL" Nominees in Proposal 1, "FOR" Proposals 2, 3, 4 and 5.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

E63239-P16940

INTERNAP CORPORATION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Peter D. Aquino, James C. Keeley and Richard P. Diegnan, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of Internap Corporation (the "Company") that the undersigned is entitled to vote at the 2019 Annual Meeting of Shareholders of the Company, to be held on Thursday, June 6, 2019, at 9:00 a.m., local time, at The Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, VA, 20191, and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted "FOR" all director nominees in Proposal 1 and "FOR" Proposals 2, 3, 4 and 5. If any other business is presented at the annual meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by: (i) giving written notice to the Corporate Secretary; (ii) executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date; or (iii) attending the annual meeting and voting in person.

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Continued and to be signed on reverse side